                            SECOND AMENDED AND RESTATED

                              MASTER SUPPLY AGREEMENT

                                    By and Among

                                   ANACOMP, INC.,

                                 SKC AMERICA, INC.

                                        and

                                    SKC LIMITED



                              Dated as of July 1, 1997

TABLE OF CONTENTS

1.   Definitions.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

2.   Agreement Term and Renewals.. . . . . . . . . . . . . . . . . . . . . . . 9
     2.1       Initial Term. . . . . . . . . . . . . . . . . . . . . . . . . . 9
     2.2       Renewals.   . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     2.3       No Extension of Trade Credit Arrangement. . . . . . . . . . . . 9

3.   Supply of the Products; Restrictions on SKC Distribution. . . . . . . . . 9
     3.1       Manufacture and Supply of the Products. . . . . . . . . . . . . 9
     3.2       Restrictions on SKC Distribution of the Microfilm Products  . . 9

4.   Consolidation of the Facility; the Microfilm Products Technology . . . . 11
     4.1       Consolidation of the Facility  . . . . . . . . . . . . . . . . 11
     4.2       Disclosure of the Technology . . . . . . . . . . . . . . . . . 11
     4.3       Anacomp Technical Assistance . . . . . . . . . . . . . . . . . 11
     4.4       Technical Meetings . . . . . . . . . . . . . . . . . . . . . . 11
     4.5       Use of the Technology  . . . . . . . . . . . . . . . . . . . . 11
     4.6       Delivery of Technology . . . . . . . . . . . . . . . . . . . . 12
     4.7       Non-Competition  . . . . . . . . . . . . . . . . . . . . . . . 13

5.   Product Purchase Obligations . . . . . . . . . . . . . . . . . . . . . . 13
     5.1       Magnetic Base Products . . . . . . . . . . . . . . . . . . . . 13
     5.2       Microfilm Base Products  . . . . . . . . . . . . . . . . . . . 14
     5.3       Microfilm Products . . . . . . . . . . . . . . . . . . . . . . 14
     5.4       Allocation of Deliveries . . . . . . . . . . . . . . . . . . . 17
     5.5       Anacomp's Subsidiaries and Affiliates  . . . . . . . . . . . . 17
     5.6       Information  . . . . . . . . . . . . . . . . . . . . . . . . . 18
     5.7       Payment in U.S. Dollars  . . . . . . . . . . . . . . . . . . . 18
     5.8       Returned Microfilm Documents . . . . . . . . . . . . . . . . . 18

6.   Scheduling of Production and Placement of Orders for Unconverted
     Products . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     6.1       Forecasting  . . . . . . . . . . . . . . . . . . . . . . . . . 18
     6.2       Purchase Orders  . . . . . . . . . . . . . . . . . . . . . . . 18
     6.3       Cancellation and Rescheduling  . . . . . . . . . . . . . . . . 19

6A.  Scheduling of Production and Placement of Orders for Converted Microfilm
     Products . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     6A.1      Continuation of Existing Procedures  . . . . . . . . . . . . . 19
     6A.2      Overbuild  . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     6A.3      Category C Products  . . . . . . . . . . . . . . . . . . . . . 20
     6A.4      Reworking  . . . . . . . . . . . . . . . . . . . . . . . . . . 21

7.   Pricing and Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     7.1       Pricing  . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
     7.2       Price Increases Due to Increased Costs . . . . . . . . . . . . 24
     7.3       Favored Nation Pricing . . . . . . . . . . . . . . . . . . . . 27
     7.4       Invoicing  . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     7.5       Deferred Payment Terms . . . . . . . . . . . . . . . . . . . . 27

8.   Shipment and Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . 34
     8.1       Shipment and Risk of Loss  . . . . . . . . . . . . . . . . . . 34
     8.2       Packing and Shipment List  . . . . . . . . . . . . . . . . . . 34
     8.3       Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     8.4       Maintenance of Inventory . . . . . . . . . . . . . . . . . . . 34
     8.5       Sunnyvale Warehouse Facility . . . . . . . . . . . . . . . . . 34

9.   Product Specifications and Modifications . . . . . . . . . . . . . . . . 35
     9.1       Specifications and Modifications . . . . . . . . . . . . . . . 35
     9.2       Anacomp-Requested Modifications  . . . . . . . . . . . . . . . 35

10.  Intentionally Deleted  . . . . . . . . . . . . . . . . . . . . . . . . . 36

11.  Warranties, Disclaimer and Limitation on Damages . . . . . . . . . . . . 36
     11.1      Pre-Shipment Testing . . . . . . . . . . . . . . . . . . . . . 36
     11.2      SKCs Warranty for the Base Products  . . . . . . . . . . . . . 36
     11.3      SKC's Warranty for the Microfilm Products  . . . . . . . . . . 36
     11.4      Credit for Field Scrap . . . . . . . . . . . . . . . . . . . . 37
     11.5      Disclaimer . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     11.6      Limitations of Liability and Time to Sue . . . . . . . . . . . 38

12.  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     12.1      Infringement of Proprietary Rights by SKC  . . . . . . . . . . 38
     12.2      Indemnification by Anacomp . . . . . . . . . . . . . . . . . . 39
     12.3      Limitation on Indemnification  . . . . . . . . . . . . . . . . 39
     12.4      Special Indemnification by Anacomp . . . . . . . . . . . . . . 39

13.  Protection of Confidential Information . . . . . . . . . . . . . . . . . 39
     13.1      Nondisclosure  . . . . . . . . . . . . . . . . . . . . . . . . 39
     13.2      Security Precautions . . . . . . . . . . . . . . . . . . . . . 39
     13.3      Coordination of Publicity  . . . . . . . . . . . . . . . . . . 39
     13.4      Survival of Obligations  . . . . . . . . . . . . . . . . . . . 39

14.  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     14.1      Grounds for Termination  . . . . . . . . . . . . . . . . . . . 39
     14.2      Effect of Termination by SKC . . . . . . . . . . . . . . . . . 40
     14.3      Liability and Other Remedies . . . . . . . . . . . . . . . . . 41
     14.4      Legal Fees and Other Costs . . . . . . . . . . . . . . . . . . 41
     14.5      Equipment Malfunction  . . . . . . . . . . . . . . . . . . . . 41
     14.6      Year 2000  . . . . . . . . . . . . . . . . . . . . . . . . . . 41

15.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     15.1      Compliance with Laws . . . . . . . . . . . . . . . . . . . . . 41
     15.2      Entire Agreement; Amendments . . . . . . . . . . . . . . . . . 41
     15.3      Subcontracting; No Assignment  . . . . . . . . . . . . . . . . 41
     15.4      Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . . 42
     15.5      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . 42
     15.6      Severability . . . . . . . . . . . . . . . . . . . . . . . . . 42

     15.7      Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     15.8      Injunctive Relief  . . . . . . . . . . . . . . . . . . . . . . 43
     15.9      Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . 43
     15.10     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 43
     15.11     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     15.12     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     15.13     General Contract Administration  . . . . . . . . . . . . . . . 44
     15.14     Anacomp and SKC Acting as Independent Contractors; Expenses  . 44
     15.15     Official Text  . . . . . . . . . . . . . . . . . . . . . . . . 45
     15.16     Effective Date . . . . . . . . . . . . . . . . . . . . . . . . 45

                                     SCHEDULES

Schedule A:    Prices of Converted Microfilm Products
Schedule B:    Magnetics Purchase Letters
Schedule C:    Anacomp Contracts for Sales to Indirect Channels
Schedule D:    Exceptions to Distribution Restrictions
Schedule E:    First Year Forecasts
Schedule F:    CPI of Price Adjustment
Schedule G:    Microfilm price changes and volume adjustments to Anacomp
               (12/1/93 - 5/1/97)
Schedule H:    16mm Microfilm Product Numbers Sold to Kodak by SKC

                                       EXHIBITS
A    Base Products
     A-1  Magnetic Base Products
     A-2  Microfilm Base Products

B    Coated Microfilm Products

C    Product and Packing Specifications
     C-1  Magnetic Base Products
     C-2  Microfilm Base Products
     C-3  Coated Microfilm Products
     C-4  Converted Microfilm Products

D    Technology (including Proprietary Technology)

E    Purchase Order

F Procedures for Scheduling of Production and Placement of Orders for Converted Microfilm Products
     F-1  Forecasting and Firm Orders
     F-2  Minimum Order Quantity Guidelines
     F-3  Leadtimes
     F-4  Cancellation of Orders
     F-5  Pull Ahead Procedure
     F-6  Overbuild
     F-7  Classification of Converted Microfilm Products
     F-8  Assignment of Part Numbers
     F-9  Material Movement Records
     F-10 Finished Product Acceptance
     F-11 Returns ("SARS")
     F-12 Packing Specifications
     F-13 Quality Assurance Measurements

G    Trade Credit Security Agreement

H    Illustration of Production Price Increase

I    Net Efficiency Savings

J    Sunnyvale Warehouse Facility Sublease

           SECOND AMENDED AND RESTATED MASTER SUPPLY AGREEMENT

THIS SECOND AMENDED AND RESTATED MASTER SUPPLY AGREEMENT (this "Agreement") is made as of July 1, 1997, by and among Anacomp, Inc., an Indiana corporation ("Anacomp"), SKC America, Inc., a New Jersey corporation ("SKCA"), and SKC Limited, an affiliated corporation of SKCA organized pursuant to the laws of the Republic of Korea ("SKCL"). SKCA and SKCL are hereinafter jointly and severally referred to as "SKC."

                              WITNESSETH:

     WHEREAS, Anacomp is engaged, inter alia, in the business of manufacturing, selling and distributing on a worldwide basis certain micrographics products, including duplicate microfilm, as well as certain magnetic media products; and

     WHEREAS, SKC is engaged, inter alia, in the business of manufacturing various types of polyester film, which is used in the manufacture of duplicate microfilm and magnetic media products; and

     WHEREAS, Anacomp and SKC entered into a Master Supply Agreement dated as of March 2, 1992 (together with any amendments or waivers thereto, collectively the "1992 Agreement") pursuant to which SKC agreed to manufacture and sell to Anacomp, and Anacomp agreed to purchase, Products (as hereinafter defined) for use by Anacomp in the manufacture of its duplicate microfilm and magnetic media products, and SKC agreed to provide in favor of Anacomp a trade credit arrangement to be used by Anacomp to pay for purchases of Products from SKC; and

     WHEREAS, Anacomp and SKCA entered into an Asset Purchase and Consolidation Agreement dated October 8, 1993 (together with any amendments or waivers thereto, collectively the "Purchase Agreement"), pursuant to which SKCA acquired certain assets of Anacomp located in Sunnyvale, California presently used to coat and convert polyester base film for Anacomp's duplicate microfilm business; and

     WHEREAS, Anacomp and SKC amended and restated the 1992 Agreement pursuant to the Amended and Restated Master Supply Agreement dated October 8, 1993 (together with any amendments or waivers thereto, collectively the "1993 Agreement"); and

     WHEREAS, Anacomp and SKC entered into the First Cumulative Amendment to the 1993 Agreement dated May 17, 1996 (the "First Cumulative Amendment"), which included provisions contained in a letter amending the 1993 Agreement dated December 1, 1993 (the "1993 Letter Agreement") (the 1993 Agreement as amended by the First Cumulative Amendment, collectively the "MSA"); and

     WHEREAS, Anacomp and SKC have vertically integrated and thereby joined efforts under the MSA to manufacture Diazo Microfilm Products (as defined below) and Vesicular Microfilm Products (as defined below) with Anacomp supplying technology and marketing and with SKC manufacturing Diazo Microfilm Products and Vesicular Microfilm Products; and

     WHEREAS, Anacomp and SKC wish to maximize their marketing strategies, production and sales with regard to the sale of Diazo Microfilm Products and Vesicular Microfilm Products; and

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     WHEREAS, sales of Diazo Microfilm Products and Vesicular Microfilm
Products are undergoing pressure from competition from emerging alternatives such as digital storage media; and

     WHEREAS, Anacomp and SKC wish to amend and restate the MSA to enhance production output of the Facility (as defined below) in Sunnyvale, California, to lower manufacturing and distribution costs and to stimulate interbrand competition in Diazo Microfilm Products and Vesicular Microfilm Products and competition against other media; and

     WHEREAS, Anacomp wishes to protect its proprietary technology and trade secrets with regard to the production of Diazo Microfilm Products and Vesicular Microfilm Products; and

     WHEREAS, Anacomp and SKC jointly wish to maximize the production of Diazo Microfilm Products and Vesicular Microfilm Products using Anacomp's manufacturing Technology as defined below; and

     WHEREAS, Anacomp has to date exclusively marketed SKC's production of Diazo Microfilm Products and Vesicular Microfilm Products, and the purpose of this Agreement is to open up new opportunities in the distribution, marketing and sales of Diazo Microfilm Products and Vesicular Microfilm Products for both Anacomp and SKC, through the grant of an exclusive technology license, utilizing the expertise of both firms; and

     WHEREAS, for the foregoing reasons, Anacomp and SKC entered into an Agreement in Principle dated July 1, 1997 (the "Agreement in Principle"); and

     WHEREAS, Anacomp and SKC now desire to amend and restate the MSA to include provisions of the 1993 Agreement, the First Cumulative Amendment, the Agreement in Principle, and certain other provisions on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, Anacomp and SKC agree to amend and restate the MSA in its entirety as follows:

     1. DEFINITIONS. For purposes of this Agreement, any amendments or supplements hereto and any Exhibits or Schedules attached hereto, the following capitalized terms shall have the following meanings:

     "Adjustment Year" is defined in Section 7.2(b).

     "Aggregate Exposure" is defined in Section 7.5(g)(i).

     "Audit Right" shall mean the right to audit, at the auditing party's own cost and expense, the books, records and calculations of the other party by the auditors of the auditing party (or any other international accounting firm that regularly audits the auditing party's books) and, if relevant, the foreign affiliate of such firm, in accordance with U.S. or Korean generally accepted auditing standards, consistently applied; PROVIDED, HOWEVER, that the audited party shall have the right to review such audit (including access to such accountant's work papers) through a nationally recognized accounting firm at the audited party's own cost and expense. The auditing and audited parties shall preserve the confidentiality of, and shall cause their respective auditors to preserve the confidentiality of, all Confidential Information.

     "Bankruptcy" shall mean the Chapter 11 case of Anacomp initiated by that certain petition for relief filed by Anacomp under Chapter 11 of the United States Bankruptcy Code on January 5, 1996 in the United States Bankruptcy Court for the District of Delaware.

     "Bankruptcy Court" shall mean the United States Bankruptcy Court for the District of Delaware, or any other court of competent jurisdiction exercising jurisdiction over the Bankruptcy.

     "Bankruptcy Law" shall mean Title 11, U.S. Code or any similar Federal or state law for the relief of debtors.

     "Base Products" shall mean collectively the Magnetic Base Products and the Microfilm Base Products described on Exhibits A-1 and A-2.

     "Base Year" is defined in Section 7.2 (b).

     "Category C Products" is defined in Section 6A.3.

     "Change in Control" shall mean with respect to Anacomp the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Anacomp to any person or related group for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (a "Group"), together with any affiliates thereof; (ii) the shareholders of Anacomp shall approve any plan or proposal for the liquidation or dissolution of Anacomp; (iii) any person or Group, together with any affiliates thereof, shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities representing at least a majority of the voting stock of Anacomp; or (iv) a majority of the Board of Directors shall not constitute Continuing Directors.

     "Change of Circumstances Event" shall mean the occurrence of a change in cost of a key manufacturing ingredient of any Microfilm Product exceeding (i) fifteen percent (15%) during any CPI year (as defined in Section 7.2(b)) or
(ii) twenty five percent (25%) during any three year period during the term hereof, in either case commencing January 1, 1999.

     "Change of Circumstances Event Price Adjustment" shall mean a dollar-for-dollar change to the price of Microfilm Products notified by SKC to Anacomp as a result of a Change of Circumstances Event, which price adjustment shall become effective ninety (90) days from the notification by SKC to Anacomp of the occurrence of a Change of Circumstances Event.

     "Coated Microfilm Products" shall mean the duplicate microfilm products described on Exhibit B.

     "Collateral" is defined in Section 7.5(k)(i) .

     "Collateral Perfection Date" is defined in Section 7.5 (k)(ii) .

     "Confidential Information" shall mean any proprietary matter obtained, whether from observation, from materials, information or data submitted or from disclosures made in any form by one party hereto (the "receiving party") from the other party (the "disclosing party"), including, without limitation, trade secrets, inventions, know-how, financial data, processes, reports, plans and documents. Confidential Information shall exclude any such matter which:

          (a) was already rightfully known to the receiving party at the time of receiving the submission or disclosure (except for disclosure pursuant to the 1992 Agreement);

          (b) rightfully is or becomes available to the public through sources independent of and through no action or omission of the receiving party; or

          (c) is received from a third party without breach of any agreement to which a party hereto or such third party is a party.

     "Consumer Price Index" shall mean all Urban Consumers, U.S. City Average, All Items (1982-84=100) as published by the Bureau of Labor Statistics of the Department of Labor. If the 1982-84=100 Consumer Price Index is discontinued or revised during the Initial Term or any Renewal Periods, such other governmental index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Consumer Price Index had not been discontinued or revised, or if no other index or computation replaces the Consumer Price Index or is otherwise agreed upon by the parties hereto within a reasonable time, either party may make application to any court of competent jurisdiction to designate such other index. If the base year of the Consumer Price Index is changed, the Consumer Price Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics.

     "Continuing Director" shall mean, at any time, (i) any member of the Board of Directors of Anacomp who was a director of Anacomp on the Effective Date or (ii) any person who becomes a member of the Board of Directors if such person was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, provided, however, from May 26, 1996 to July 1, 1997, "Continuing Director" shall mean "at any time, (i) any member of the Board of Directors of Anacomp who was a director of Anacomp on the Reorganization Effective Date or (ii) any person who becomes a member of the Board of Directors if such person was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors."

     "Converted Microfilm Products" shall mean Coated Microfilm Products that have been slit, packaged and finished as described in Exhibit C-4.

     "Contract Year" shall mean the twelve (12) month period beginning on December 1, 1993, and each successive twelve (12) month period thereafter during the Initial Term or any Renewal Period.

     "Credit Event" is defined in Section 14.1(d).

     "Custodian" shall mean any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

     "Diazo Microfilm Products" shall mean Microfilm Products manufactured using the diazo process.

     "Direct Channels" shall mean end-user customers of any supplier of Microfilm Products.

     "Documents" is defined in Section 7.5(n).

     "Effective Date" shall mean December 1, 1993.

     "Effective Date of SARMSA" shall mean July 1, 1997, the effective date of this Second Amended Restated Master Supply Agreement.

     "Facility" shall mean the facility located at 307-309 North Pastoria Avenue, Sunnyvale, California and related assets purchased by SKCA pursuant to the Purchase Agreement that will be used to coat and convert polyester base film.

     "Firm Order" shall mean a firm order for Products as described in Exhibit F-1.

     "Final Date" is defined in Section 7.5(i).

     "Fiscal Year" shall mean the twelve (12) month period beginning on October 1 in any given year and ending on September 30 in the following year.

     "Indemnitees" is defined in Section 7.5(u).

     "Initial Interest Rate" is defined in Section 7.5(d).

     "Initial Term" is defined in Section 2.1.

     "Interest" is defined in Section 7.5(d).

     "Interest Payment Date" is defined in Section 7.5(e).

     "Interest Rate" is defined in Section 7.5(d).

     "Invoice Date" is defined in Section 7.5(g)(i).

     "Invoiced Amount" is defined in Section 7.5(g)(i).

     "Indirect Channels" shall mean (a) in the United States of America and Canada, any and all OEM manufacturers and resellers of Microfilm Products, including, without limitation, Rexam Graphics, Ltd., Eastman Kodak Company, Fuji Photo Film USA, Inc. and Imation Corp. (and each of their respective subsidiaries and affiliates as well as any successors thereto) and shall also include microfilm service bureaus not owned by Anacomp (and each of their respective subsidiaries and affiliates as well as any successors thereto) and
(b) any other companies to be set forth in Schedule D by the parties from time to time. Subject to Section 3.2(b)(1) hereof and upon the occurrence of a Material Adverse Event, "Indirect Channels" shall also include, on a worldwide basis (and thus not just limited to the United States of America and Canada), any and all OEM manufacturers and resellers of Microfilm Products, including, without limitation, Rexam Graphics Ltd., Eastman Kodak Company, Fuji Photo Film USA, Inc. and Imation Corp. (and each of their respective subsidiaries and affiliates as well as any successors thereto) and shall include microfilm service bureaus not owned by Anacomp (and each of their respective subsidiaries and affiliates as well as any successors thereto).

     "Junior Loan Document" shall mean the Indentures dated as of March 24, 1997 and June 18, 1998 between Anacomp and IBJ Schroder Bank and Trust Company, as Trustee for the benefit of the holders of Anacomp's 10 7/8% Senior Subordinated Notes Due 2004, Series A, B, C and D and any waivers or amendments thereto, provided that prior to May 17, 1996, "Junior Loan Document" meant: "the Indenture dated as of October 24, 1990 between Anacomp and State Street Bank and Trust Company, as Trustee for the benefit of the holders of Anacomp's 15% Senior Subordinated Notes Due 2000, and any waivers or amendments thereto,"and further provided that from May 17, 1996 to July 1, 1997, "Junior Loan Document" meant the Indenture dated as of the Reorganization Effective Date between Anacomp and I.B.J. Schroder Bank and Trust Company, as Trustee for the benefit of the holders of Anacomp's 13% Senior Subordinated Notes due 2002, and any waivers or amendments thereto.

     "Magnetic Base Products" shall mean the polyester base film (PET) products used in the manufacture of magnetic media products and described on Exhibit A-l, and any additional magnetic media products which become qualified by SKC.

     "Magnetic Base Products Percentage Purchase Obligation" is defined in
Section 5.1(a).

     "Material Adverse Event" shall mean (a) a material impact on the overall actual sales by SKC of Microfilm Products worldwide (which, for purposes of this Agreement, shall mean a reduction of sales of Microfilm Products by SKC to Anacomp equal to or greater than 15% as compared with the last calendar's year's worldwide sales of Microfilm Products by SKC to Anacomp), (b) a material reduction in the purchases by Anacomp of Microfilm Products as compared with the forecasts for such sales of Microfilm Products as described in Section 5.3(b) hereof (which, for purposes of this Agreement, shall mean a failure by Anacomp to purchase Microfilm Products as set forth in any quarterly or annual forecast described in Section 5.3(b) hereof equal to or greater than 20% or higher of such forecast relating to the purchase by Anacomp of Microfilm Products) or (c) a material breach by Anacomp of any provision of this Agreement which shall not have been cured pursuant to the terms hereof.

     "Microfilm Base Products" shall mean the polyester base film (PET) products used in the manufacture of duplicate microfilm and described on Exhibit A-2.

     "Microfilm Base Products Percentage Purchase Obligation" is defined in
Section 5.2.

     "Microfilm Products" shall mean collectively Coated Microfilm Products and Converted Microfilm Products.

     "Microfilm Products Minimum Quantity Purchase Obligation" is defined in
Section 5.3(b).

     "Microfilm Products Percentage Purchase Obligation" is defined in
Section 5.3 (a).

     "MSA" is defined in the sixth recital of this Agreement.

     "Net Efficiency Savings" is defined in Section 7.2(b).

     "1992 Agreement" is defined in the third recital of this Agreement.

     "1993 Agreement" is defined in the fifth recital of this Agreement.

     "Outstanding Amount" is defined in Section 7.5(g)(i).

     "Overbuild" shall mean Converted Microfilm Products produced by SKC for which no current Firm Order is in place as defined in Exhibit F-6 and which are transferred to Anacomp as described in Exhibit F-6.

     "Overdue Interest" is defined in Section 7.5(p).

     "Phase I" shall mean the first phase of the transition of the operation of the Sunnyvale Warehouse from Anacomp to SKC during which phase, inter alia, Anacomp shall ship Products to SKC's Indirect Channels. Phase I shall commence on December 1, 1997 and terminate within three (3) months after July 1, 1998.

     "Phase II" shall mean the second phase of the transition of the operation of the Sunnyvale Warehouse from Anacomp to SKC during which phase SKC builds and ships Products to SKC's Indirect Channels. Phase II shall commence upon the termination of Phase I and terminate upon the mutual agreement of the parties hereto.

     "Plan of Reorganization" shall mean the Second Amended Joint Plan of Reorganization filed by Anacomp with the Bankruptcy Court on March 28, 1996, as amended or modified from time to time.

     "Prime Rate" is defined in Section 7.5(d).

     "Products" shall mean collectively the Magnetic Base Products, the Coated Microfilm Products and the Converted Microfilm Products, provided, however, prior to July 1, 1997, "Products" meant "collectively the Magnetic Base Products, the Microfilm Base Products, the Coated Microfilm Products and the Converted Microfilm Products."

     "Proprietary Technology" shall mean that Technology of Anacomp which is indicated to be Proprietary Technology on Exhibit D. Proprietary Technology shall exclude any such matter which:

          (a) was already rightfully known to SKC at the time of receiving the submission or disclosure, except for disclosure pursuant to the 1992 Agreement;

          (b) rightfully is or becomes available to the public through sources independent of and through no part of SKC; or

          (c) is received from a third party without breach of any agreement to which SKC or such third party is a party.

          Notwithstanding the foregoing, any technology or modifications of technology, including changes in coating mix formulations or converting techniques, hereafter developed by SKC that are related to the Microfilm Products but are substantially different from the Proprietary

     Technology provided by Anacomp hereunder shall not be deemed to be Proprietary Technology solely by reason of the fact that SKC was aware of or referred to the Proprietary Technology in the course of developing such technology or modifications.

     "Purchase Agreement" is defined in the fourth recital of this Agreement.

     "Reduced Interest Rate" is defined in Section 7.5(d).

     "Reference Bank" is defined in Section 7.5 (d).

     "Renewal Period" is defined in Section 2.2.

     "Reorganization Effective Date" shall mean the date on which the Plan of Reorganization shall have become effective pursuant to Section 10.2 thereof.

     "Resin" shall mean the resin raw material used to produce Coated Microfilm Products, provided, however, prior to July 1, 1997, "Resin" meant "the resin raw material used to coat Microfilm Base Products to produce Coated Microfilm Products."

     "Security Agreements" shall mean the Trade Credit Security Agreement and any other similar security agreement entered into by Anacomp or any subsidiary thereof to secure Anacomp's obligations to SKC hereunder and thereunder.

     "Senior Loan Document" shall mean the Revolving Credit Agreement dated as of June 15, 1998 among Anacomp, the various lending institutions named therein, and the Bank of Boston, N.A. as agent, and any waivers or amendments thereto, provided, however, from February 28, 1997 to June 15, 1998, "Senior Loan Document" meant the Credit and Guarantee Agreement dated as of February 28, 1997 among Anacomp, the Foreign Subsidiary Borrowers (as therein defined), the lenders party thereto, and the First National Bank of Chicago, and any waivers or amendments thereto, provided, however, prior to May 17, 1996, "Senior Loan Document" meant "the Amended and Restated Master Agreement dated as of March 22, 1993 among the Multicurrency Borrowers, the Lenders, the Multicurrency Lenders, the Series A Purchasers, the Series B Purchasers, First National Bank of Chicago, as multicurrency agent, and Citibank, N.A. as agent, administrative agent and collateral agent, and any waivers or amendments thereto." and further provided that from May 17, 1996 to July 1, 1997, "Senior Loan Document" meant "the Indenture dated as of the Reorganization Effective Date between Anacomp and the Bank of New York, as Trustee for the benefit of the holders of Anacomp's 11.625% Senior Secured Notes dues 1999, and any waivers or amendments thereto."

     "Specifications" shall mean the design features, functions and performance capabilities of the Products as described more fully in Exhibit
C. The Specifications of the Magnetic Base Products are described in Exhibit C-I, the Specifications of the Coated Microfilm Products are described in Exhibit C-3, and the Specifications of the Converted Microfilm Products are described in Exhibit C-4, provided, however, prior to July 1, 1997, "Specifications" meant "the design features, functions and performance capabilities of the Products as described more fully in Exhibit C. The Specifications of the Magnetic Base Products are described in Exhibit C-I, the Specifications of the Microfilm Base Products are described in Exhibit C-2, the Specifications of the Coated Microfilm Products are described in Exhibit C-3, and the Specifications of the Converted Microfilm Products are described in Exhibit C-4.

     "Sunnyvale Warehouse" means the warehouse in Sunnyvale, California to be leased by Anacomp and partially subleased to SKC as described in Section 8.5.

     "Taxes" is defined in Section 7.5(m).

     "Technology" shall mean all of the patents, patent applications, technology, know-how and show-how owned by Anacomp and described generally on Exhibit D which will enable SKC to manufacture the Resins, the Coated Microfilm Products and the Converted Microfilm Products for Anacomp in accordance with the Specifications.

     "Termination Date" shall mean the last day of the Initial Term and, if this Agreement is renewed for one or more Renewal Terms, the last day of each successive Renewal Term.

     "Trade Credit Arrangement" is defined in Section 7.5(a).

     "Trade Credit Security Agreement" shall mean the Trade Credit Security Agreement dated October 7, 1993, which agreement terminated effective June 1, 1998.

     "Unconverted Products" shall mean Magnetic Base Products and Coated Microfilm Products.

     "Vesicular Microfilm Products" shall mean Microfilm Products manufactured using the vesicular process.

     2.   AGREEMENT TERM AND RENEWALS.

          2.1 INITIAL TERM. The initial term of this Agreement (the "Initial Term") shall commence as of the Effective Date and shall end on November 30, 2003, unless this Agreement is terminated prior to the Termination Date of the Initial Term in accordance with the provisions hereof.

          2.2 RENEWALS. This Agreement shall automatically renew for additional periods of five (5) Contract Years each (each such period is referred to as a "Renewal Period") unless either party (1) is in material beach of this Agreement, or (2) provides the other party with written notice of its intention to terminate this Agreement at least one (1) year prior to the relevant Termination Date. Notwithstanding the foregoing, either party may at its option refuse to renew this Agreement for any Renewal Period if the other party shall be in material breach of any provisions of this Agreement at the time of such renewal.

          2.3 NO EXTENSION OF TRADE CREDIT ARRANGEMENT. The renewal of this Agreement under Section 2.2 shall not operate to extend the Trade Credit Arrangement beyond December 31, 2001.

     3.   SUPPLY OF THE PRODUCTS; RESTRICTIONS ON SKC DISTRIBUTION.

          3.1 MANUFACTURE AND SUPPLY OF THE PRODUCTS. During the Initial Term and any Renewal Period, SKC agrees to manufacture and sell to Anacomp, and Anacomp agrees to purchase from SKC, the Products in the quantities requested by Anacomp from time to time as set forth herein, and at the prices and upon the terms and conditions set forth herein. Anacomp shall meet the various purchase obligations for the Products as set forth in Section 5.

          3.2  RESTRICTIONS ON DISTRIBUTION OF THE MICROFILM PRODUCTS.

          (a) SKC SALES. Subject to Sections 3.2(b) and 3.2(c) hereof, SKC acknowledges and agrees that during the Initial Term or any Renewal Period it will manufacture the Microfilm Products exclusively for Anacomp and its subsidiaries worldwide, and Anacomp, and no other party, shall have the right to purchase, warehouse, market, distribute, sell, lease and/or rent the Microfilm Products; PROVIDED, HOWEVER, that Anacomp agrees that the foregoing restriction does not prohibit SKC from manufacturing for third parties other than Anacomp (i) original silver halide microfilm or (ii) coated products other than duplicate microfilm. Notwithstanding the preceding, SKC shall be entitled to sell, warehouse, market, distribute, lease and/or rent the Microfilm Products returned by Anacomp for reasons of defects or nonconformity, only as provided in Section 11.3; PROVIDED, HOWEVER, that in any Contract Year the aggregate amount of such Microfilm Products sold by SKC shall not exceed one and three-tenths percent (1.3%) of the total production of Converted Microfilm Products in the relevant Contract Year (net of any amounts of such Microfilm Products purchased by Anacomp or sold by Anacomp to third parties as provided in Section 11.3). Notwithstanding the preceding, prior to July 1, 1997, SKC shall be entitled to sell Category C Products, only as provided in Section 6A.3, and Microfilm Products returned by Anacomp for reasons of defects or nonconformity, only as provided in Section 11.3; provided, however, that in any Contract Year the aggregate amount of such Category C Products and Microfilm Products sold by SKC shall not exceed one and three-tenths percent (1.3%) of the total production of Converted Microfilm Products in the relevant Contract Year (net of any amounts of such Category C Products and Microfilm Products purchased by Anacomp or sold by Anacomp to third parties as provided in Sections 6A.3 and 11.3).

          (b)  SKC SALES OF MICROFILM PRODUCTS TO INDIRECT CHANNELS.

               (1) Notwithstanding Section 3.2(a) hereof, commencing July 1, 1997, Anacomp grants to SKC, and covenants that it shall not grant to any other party, the right to sell Microfilm Products in the United States of America and Canada to Indirect Channels, and subject to Anacomp's existing contractual obligations as set forth in Schedule "C" attached hereto, including any renewals, and, provided that if Anacomp fails to fulfill its covenants set forth in Section 5.3(a) below, or if a Material Adverse Event occurs, then, in addition to the foregoing grant and covenant regarding Indirect Channels (as defined in the last sentence of the definition thereof), SKC shall be permitted to sell Microfilm Products worldwide to Indirect Channels, including microfilm service bureaus not owned by Anacomp, and MR Data.

               (2) Commencing in Phase II, SKC shall assume full responsibility from Anacomp for the distribution of Microfilm Products to the Indirect Channel customers which choose to buy from SKC subject to the expiration of Anacomp's existing contractual obligations set forth in Schedule "C" attached hereto. Anacomp shall cooperate with SKC during such transition.

          (c) SKC SALES OF MICROFILM PRODUCTS TO DIRECT CHANNELS PROHIBITED. Anacomp shall continue to make sales of Microfilm Products to Direct Channels and to Indirect Channel customers which choose to buy from Anacomp; SKC shall not sell Microfilm Products to Direct Channels worldwide.

          (d) ANACOMP SALES OF MICROFILM PRODUCTS THROUGH DIRECT CHANNELS. Anacomp shall continue to supply Microfilm Products to its Direct Channels worldwide and to its worldwide microfilm service bureau customers which desire to continue purchasing Microfilm Products from Anacomp.

Anacomp shall also be permitted to supply Microfilm Products worldwide to new or former end-users and new or former microfilm service bureau customers; SKC shall not sell Microfilm Products to service bureaus owned by Anacomp worldwide.

          (e) EXCEPTIONS TO SECTIONS 3.2(a)-(d). Any exceptions to Sections 3.2(a)-(d) of this Agreement shall be in the form of Schedule "D" attached hereto and mutually agreed to by the parties.

          (f) RETURN OF TECHNOLOGY. Upon the expiration or termination of this Agreement for any reason whatsoever, SKC agrees that it will (i) immediately discontinue all use of the Proprietary Technology, (ii) thereafter refrain from using any of the Proprietary Technology to manufacture duplicate microfilm, and
(iii) either destroy all copies of the Proprietary Technology previously provided by Anacomp to SKC hereunder (or otherwise) or, at the request of Anacomp, return all of such copies of the Proprietary Technology to Anacomp; PROVIDED, HOWEVER, that in the event that SKC terminates this Agreement in accordance with Section 14.1 as a result of a material breach by Anacomp, then SKC shall be permitted to utilize Proprietary Technology relating solely to the manufacture of Diazo Microfilm Products. In addition, upon the expiration or termination of this Agreement for any reason whatsoever, SKC shall be permitted to complete the manufacture of and sell all Microfilm Products then in its inventory or in process and to complete any contractual obligations to Indirect Channels.

          (g) NON-COMPETITION. SKC agrees that if this Agreement is terminated by Anacomp in accordance with Section 14.1 due to a material breach by SKC, then for a period of one (1) year thereafter, it will not manufacture, package, promote, supply or sell, directly or indirectly, any of the Microfilm Products supplied to Anacomp under this Agreement, or any duplicate microfilm products which utilize the Microfilm Products, to any current or potential competitive dealer, distributor, end-user or other third party; PROVIDED, HOWEVER, that the restrictions set forth in this paragraph shall not apply in the event that Anacomp (or its successor) is no longer in the business of selling duplicate microfilm.

     4.   CONSOLIDATION OF THE FACILITY; THE MICROFILM PRODUCTS TECHNOLOGY.

          4.1 CONSOLIDATION OF THE FACILITY. As provided in the Purchase Agreement, the parties will effect the Consolidation (as such term is defined in the Purchase Agreement) of the Facility in Sunnyvale, California.

          4.2 DISCLOSURE OF THE TECHNOLOGY. Anacomp agrees to disclose the Technology to SKC as well as to provide technical support and assistance with respect to the design and installation of the Facility and the proper use of the Technology to manufacture each of the Microfilm Products in accordance with the Specifications.

          4.3 ANACOMP TECHNICAL ASSISTANCE. From the Effective Date to July 1, 1997, at the reasonable request of SKC, Anacomp shall make its technical personnel available to render assistance and training to SKC in connection with the design, manufacture, testing and (where applicable) qualification of the Microfilm Products. Without limitation, Anacomp shall permit SKC technical personnel to inspect all aspects of the Facility prior to the Effective Date, shall assist SKC in understanding and utilizing the Technology and (where applicable) qualifying the Microfilm Products, and shall, following the Effective Date, make its remaining technical personnel reasonably available, in sufficient numbers and for sufficient periods, to render assistance, training and support at the Facility. All travel and other expenses incurred by Anacomp or SKC in visiting the other party's facilities during and after the Effective Date shall be borne by SKC; provided, however, that Anacomp shall be responsible for all travel and other expenses incurred by Anacomp in visiting the Facility. For the avoidance of doubt, it is hereby acknowledged and agreed by SKC and Anacomp that this Section 4.3 applies only to assistance and training in connection with the design, manufacture, testing and (where applicable) qualification of Microfilm Products and not to Anacomp's providing "stand-alone" support services to SKC or any other services that SKC may reasonably request, which support and other services shall be governed by the terms and provisions of Section 10.5 of the Purchase
Agreement.

          4.4 TECHNICAL MEETINGS. From the Effective Date to July 1, 1997, Anacomp and SKC technical personnel, together with the general contract administrators appointed by the parties pursuant to Section 15.13 or their designees, shall meet promptly following the execution of this Agreement and from time to time thereafter as reasonably required to coordinate the disclosure of the Technology and (where applicable) the process of qualification of the Microfilm Products to be produced by SKC hereunder. Without limitation, such personnel shall after the initial disclosure of the Technology by Anacomp, discuss and coordinate additional or further disclosures reasonably necessary to enable SKC to utilize the Technology efficiently, and schedule orientation and training for SKC personnel and technical assistance and training by Anacomp personnel.

          4.5 USE OF THE TECHNOLOGY. (a) Anacomp grants to SKC an exclusive, non-transferable and non-assignable royalty free right to use the Technology to manufacture the Microfilm Products exclusively for Anacomp and, commencing on July 1, 1997, provided that SKC supplies Microfilm Products solely to Indirect Channels, to manufacture the Microfilm Products for sale to Indirect Channels. Notwithstanding such royalty-free right to use the Technology, SKC shall remit to Anacomp a 15% royalty, payable semi-annually within forty-five (45) days of the end of each semi-annual period, of the price paid by Anacomp to SKC during such time period of sales to such Indirect Channels for the same product code on SKC's sales (net of returns) of Vesicular Microfilm Products to Rexam Graphics Ltd. ("Rexam") and Fuji Photo Film USA, Inc. ("Fuji"), whether such sales are made directly or, with the actual knowledge of SKC, indirectly through other companies. Actual knowledge shall exist if Anacomp notifies SKC that any intermediary is reselling to Rexam or Fuji. The royalty period shall be deemed to commence on the date of such notice to SKC by Anacomp. SKC shall not be obligated to pay the 15% royalty if SKC can establish to Anacomp's reasonable satisfaction that such other company did not and will not resell to Rexam or Fuji. SKC shall be permitted to sell such Microfilm Products under its own SKC label or the private label of its customers. SKC's royalty calculations shall be subject to an annual Audit Right by Anacomp. The right to use the Technology authorizes SKC, among other matters, to manufacture in volume the Microfilm Products. SKC may make a reasonable number of copies of the Technology in order to effectively exercise the rights granted hereunder. However, SKC acknowledges that all copies of the Technology and proprietary rights in and appurtenant thereto, including but not limited to copyright, patent and trade secret rights, are and shall remain the sole property of Anacomp, and SKC agrees to treat all Technology and related documentation as Confidential Information in the manner specified in Section 13.

          (b) Upon the expiration or early termination of this Agreement for any reason, the right granted in Section 4.5(a) shall immediately terminate, and SKC agrees to return the Proprietary Technology to Anacomp in accordance with Section 3.2(f). Anacomp agrees that upon such expiration or early termination, SKC may retain the Technology, other than the Proprietary Technology (except to the extent and in the circumstances permitted by the proviso to Section 3.2(f)), and may utilize such non-Proprietary Technology both during and after the term of this Agreement to manufacture for its own use or for sale to third parties products other than the Microfilm Products. SKC may also use the non-

Proprietary Technology to manufacture Microfilm Products for its own use or for sale to third parties after the termination of this Agreement subject to the limitations set forth in Section 3.2(g).

     4.6 (a) DELIVERY OF TECHNOLOGY. (a) Commencing on the Effective Date and ending on July 1, 1997, Anacomp shall deliver to SKC the Microfilm Product Specifications as set forth in Exhibits C-3 and C-4. These Specifications describe the general performance parameters of the Diazo Microfilm Products and Vesicular Microfilm Products that SKC will manufacture for Anacomp hereunder with respect to, among other matters, length, sensitometry, density, adhesion, coating quality, packaging, spewing, bricking and conversion. Anacomp will also deliver to SKC the Technology described in Exhibit D on or prior to the Effective Date. The Technology, as supplemented by the additional technical assistance and advice to be provided by Anacomp or its consultants to SKC hereunder, will enable SKC to formulate the various coating mixtures and to coat and convert each of the Microfilm Products in accordance with the Specifications. Notwithstanding the termination of the delivery of certain documents relating to the Technology as described herein, the license granted to SKC in and to such Technology shall nonetheless continue as described in and for the period(s) set forth in this Agreement.

          (b) The Resin used in the coating process with respect to the Diazo Microfilm Products may be purchased by SKC from third party suppliers. SKC will with Anacomp's assistance utilize the reactor and centrifuge process necessary to produce the Resin for the Vesicular Microfilm Products using the equipment at the Facility. Commencing on the Effective Date and ending on July 1, 1997, Anacomp shall transfer to SKC as a part of the Technology the Proprietary Technology necessary to manufacture the Resin used in the coating process with respect to the Vesicular Microfilm Products. Notwithstanding the termination of the transfer of the Proprietary Technology as described herein, the license granted to SKC in and to such Technology shall nonetheless continue as described in and for the period(s) set forth in this Agreement.

          4.7 NON-COMPETITION. Except to the extent permitted by the proviso to the first sentence of Section 5.3(a), Anacomp agrees that it will not establish any duplicate microfilm coating or converting facility or license any person other than SKC to use the Technology during the Initial Term and any Renewal Period.

     5.   PRODUCT PURCHASE OBLIGATIONS.

          Commencing on July 1, 1997, Anacomp shall have no minimum quantity purchase obligations or penalties for any Products, other than the purchase commitments set forth in Sections 5.1(a) and (b), and Section 5.3(b) below.

          5.1 MAGNETIC BASE PRODUCTS. (a) Subject to the qualification requirements set forth in Section 5.1(b), Anacomp agrees that it will purchase from SKC sixty percent (60%) of its worldwide requirements for each of the Magnetic Base Products for the period of time commencing on the Effective Date and ending on December 31, 1993. From January 1, 1994 through the Termination Date, Anacomp shall purchase ninety percent (90%) of its worldwide requirements for Magnetic Base Products from SKC. This purchase obligation is hereinafter referred to as the "Magnetic Base Products Percentage Purchase Obligation." Other than meeting the Magnetic Base Products Percentage Purchase Obligation, Anacomp shall not be obligated to purchase from SKC any minimum number of square feet of Magnetic Base Products. In the event that this Agreement is renewed pursuant to Section 2.2, then the Magnetic Base Products Percentage Purchase Obligation shall remain in effect for each Renewal Period. The prices which SKC will charge Anacomp for the Magnetic Base Products during the Initial Term and any

Renewal Period shall be determined in accordance with Section 7.1(a). Prior to July 1, 1997, the provisions of the letters dated January 15, 1996 and May 3, 1996 from Peter Williams of Anacomp Magnetics to Y. W. Kim of SKCA Marketing and Sales attached hereto as Schedule "B" applied in accordance with their terms and for the periods indicated therein.

          (b) QUALIFICATION OF POLYESTER FOR MAGNETIC BASE PRODUCTS AND ADDITIONAL MAGNETIC MEDIA PRODUCTS. SKC acknowledges that certain types of its polyester used in the manufacture of magnetic media products have not been fully qualified by Anacomp and do not currently meet the specifications necessary for Anacomp to use such polyester in manufacturing certain of its magnetic media products. For this reason, the Magnetic Base Products Percentage Purchase Obligation described in Section 5.1(a) is only applicable to those Magnetic Base Products which SKC is currently qualified to manufacture for Anacomp. Anacomp agrees to assist SKC to qualify its polyester for use in additional Anacomp magnetic media products. Upon such qualification, Anacomp agrees that it will purchase from SKC ninety percent (90%) (or prior to January 1, 1994, sixty percent (60%)) of its worldwide requirements for each such additional magnetic media product so qualified by SKC for the period of time (i) commencing on the date that is six (6) months after the date such magnetic media product is first qualified by SKC and ending on the Termination Date or (ii) if Anacomp's existing commitments of up to one (1) year in duration to the vendor of the newly-qualified magnetic media product extend beyond the date that is six (6) months after the date that such magnetic media product is first qualified by SKC, then commencing on the date that such commitments to such vendor terminate and ending on the Termination Date. However, upon SKC's qualification of a polyester based magnetic media product currently purchased by Anacomp from a vendor that also supplies other magnetic media products not qualified by SKC, if Anacomp reasonably believes that it is necessary to continue to purchase such other magnetic media products in order to induce such vendor to continue to supply such other magnetic media products to Anacomp, Anacomp shall use its best efforts to reduce the amount of its purchases of such product to the lowest level that can be negotiated with such supplier, and Anacomp and SKC shall adjust the Magnetic Base Products Percentage Purchase Obligation applicable to such newly qualified magnetic media product to permit such purchases from such supplier. The prices which SKC will charge Anacomp for the newly-qualified Magnetic Base Products shall be determined in accordance with Section 7.1(a).

          5.2 MICROFILM BASE PRODUCTS. During the Initial Term and ending on July 1,1997, and provided no Change of Circumstances Event Price Adjustment shall have occurred, Anacomp agrees that it will purchase from SKC one hundred percent (100%) of its worldwide requirements for all of the Microfilm Base Products currently manufactured by SKC which have been qualified by Anacomp and meet Anacomp's Specifications, except for any purchases of Microfilm Base Products from third parties in the European Community that may hereafter be required in connection with the manufacture of Microfilm Products by Anacomp as permitted by the proviso to the first sentence of Section 5.3(a). This purchase obligation is hereinafter referred to as the "Microfilm Base Products Percentage Purchase Obligation." Other than meeting the Microfilm Base Products Percentage Purchase Obligation, Anacomp shall not be obligated to purchase from SKC any minimum number of square feet of Microfilm Base Products. In the event that this Agreement is renewed pursuant to Section 2.2, then the Microfilm Base Products Percentage Purchase Obligation shall remain in effect for each Renewal Period. The prices which SKC will charge Anacomp for the Microfilm Base Products shall be determined in accordance with Section 7.1(b).

          5.3 MICROFILM PRODUCTS. (a) Commencing on July 1, 1997 and subject to an annual Audit Right by SKC, and provided no Change of Circumstances Event Price Adjustment shall have occurred, Anacomp agrees that it will purchase from SKC, and SKC agrees that it will supply to

Anacomp, one hundred percent (100%) of Anacomp's worldwide requirements for the Microfilm Products; PROVIDED, HOWEVER, that SKC grants to Anacomp the right to meet its Diazo Microfilm Products needs in Europe (for sale in Europe only) directly from Rexam Graphics Ltd., and PROVIDED FURTHER that a
Material Adverse Event shall not have occurred.   SKC shall notify Anacomp
upon the occurrence of a Material Adverse Event. Upon such occurrence and notification, Indirect Channels shall be immediately modified as provided in
Section 3.2(b)(1), and the senior management, including the chief executive officer of each party, shall meet to discuss the matter. This purchase obligation is hereinafter referred to as the "Microfilm Products Percentage Purchase Obligation." The prices which SKC will charge Anacomp for the Microfilm Products shall be determined in accordance with Section 7.1(c). In connection with any grant by SKC to Anacomp to meet its Diazo Microfilm Products needs in Europe (but for sale in Europe only) by purchasing such Microfilm Products directly from Rexam Graphics, Ltd. (collectively the "Rexam Purchases") and notwithstanding any other provision set forth herein, Anacomp agrees that any such approval and grant with respect to the Rexam Purchases shall not be automatic but rather shall be conditioned upon Anacomp notifying SKC of its desire to make Rexam Purchases, the amounts and types of Microfilm Products relating to the Rexam Purchases and such other information as SKC may reasonably request (the "Rexam Purchases Notice"). SKC may withhold its approval with respect to such Rexam Purchases if, in SKC's reasonable judgment, a Material Adverse Event has occurred or, with the lapse of time or events would, occur. Upon receiving from SKC its prior written approval for such Rexam Purchases under this Agreement, Anacomp may proceed with such Rexam Purchases, as described in the Rexam Purchases Notice. SKC may withhold its approval in its discretion if Anacomp has breached or is in default of this Agreement. Notwithstanding the foregoing, prior to July 1, 1997, Anacomp agreed that it will purchase from SKC one hundred percent (100%) of its worldwide requirements for the Microfilm Products; PROVIDED, HOWEVER, that in the event that SKC is unable to supply Microfilm Products conforming to Anacomp's requirements with respect to European "local content" requirements or in order to respond to bona fide customer demand for Microfilm Products of 100% European origin in the European Community, after notice to and due consultation with SKC, up to ten percent (10%) of such worldwide requirements for Microfilm Products in any Contract Year may be produced by Anacomp at its subsidiary's Wales facility (or at another European facility owned by Anacomp or one of its subsidiaries) and/or purchased by Anacomp from a European manufacturer for sale or resale by Anacomp solely within the European Community.

          (b) FORECASTING. Subject to Section 5.3(a) above, Anacomp shall provide SKC with written annual purchase forecasts containing quarterly volume forecasts for Microfilm Products. SKC acknowledges and agrees that Anacomp's forecasts of Microfilm Product purchases are estimates only and are non-binding on Anacomp. However, Anacomp acknowledges that its forecasts assist SKC in planning and scheduling the manufacture of the Microfilm Products, and Anacomp agrees to purchase eighty percent (80%) of the immediately previous quarterly or annual forecast within ninety (90) days of failing to purchase at least eighty percent (80%) of such quarterly or annual forecast. In lieu thereof, Anacomp shall have the option of reimbursing SKC for SKC's lost profits attributable to the difference between eighty percent (80%) of such quarterly or annual forecast and the volume actually purchased. For example, if Anacomp meets 65% of its quarterly forecast for a particular quarter, Anacomp shall have the option of purchasing an additional 15% (80% - 65%) or reimbursing SKC for SKC's lost profit margin on such 15%, in either case within ninety (90) days of achieving the 65% threshold. The volume of any Microfilm Products which SKC supplies to Indirect Channels shall have the effect of reducing Anacomp's forecasts by such volume. The forecast for the period July 1, 1997 to June 30, 1998 is attached hereto as Schedule "D." Commencing on the Effective Date and ending on July 1, 1997, in addition to the Microfilm Products Percentage Purchase Obligation described in Section 5.3(a), Anacomp agrees that it will purchase from SKC at least the following minimum volumes of Microfilm Products (the "Microfilm Products Minimum Quantity Purchase Obligation"):

               (i) from and after the Effective Date through the last day of the Initial Term, 625,000,000 square feet of Microfilm Products per Contract Year (at least 110,000,000 square feet of Microfilm Products per quarter of each Contract Year);

               (ii) during the first Renewal Period, 450,000,000 square feet of Microfilm Products per Contract Year (at least 90,000,000 square feet of Microfilm Products per quarter of each Contract Year); and

               (iii) during any subsequent Renewal Period, 320,000,000 square feet of Microfilm Products per Contract Year (at least 70,000,000 square feet of Microfilm Products per quarter of each Contract Year).

          (c) During the Initial Term and up to July 1, 1997, SKC shall not be obligated to manufacture for Anacomp more than 821,000,000 square feet of Microfilm Products per Contract Year or 69,000,000 square feet of Microfilm Products per calendar month thereof. However, notwithstanding the Microfilm Products Percentage Purchase Obligation set forth in Section 5.3(a), in the event that Anacomp desires to purchase Microfilm Products from SKC in excess of 821,000,000 square feet during a Contract Year and SKC is unwilling to manufacture Anacomp's excess needs, then Anacomp shall be permitted to have a third party manufacture its excess Microfilm Product requirements (but solely such excess requirements).

          (d) Commencing on the Effective Date and ending on July 1, 1997, Anacomp's failure to meet the Microfilm Products Minimum Quantity Purchase Obligation set forth in Section 5.3(b) shall not result in a breach of this Agreement. However, in the event that Anacomp's purchases are more than 640,000,000 square feet or less than 610,000,000 square feet in any Contract Year, the price of Microfilm Products shall be adjusted as follows:

               (i) if the volume of Microfilm Products purchased by Anacomp in any Contract Year is more than 350,000,000 square feet, the price of Microfilm Products shall be retroactively adjusted in accordance with the following formula:

VOLUME RANGE (MILLION SQUARE FEET)                     PRICE ADJUSTMENT
----------------------------------                     ----------------
     from 821 to 790.......................................-3.46%
     from 790 to 760.......................................-3.00%
     from 760 to 730.......................................-2.49%
     from 730 to 700.......................................-1.95%
     from 700 to 670.......................................-1.36%
     from 670 to 640.......................................-0.71%
     from 640 to 610.................................no adjustment from 610 to 580.......................................+0.78%
     from 580 to 550.......................................+1.64%
     from 550 to 520.......................................+2.60%
     from 520 to 490.......................................+3.68%
     from 490 to 460.......................................+4.89%

VOLUME RANGE (MILLION SQUARE FEET)                     PRICE ADJUSTMENT
----------------------------------                     ----------------
     from 460 to 430.......................................+6.26%
     from 430 to 400.......................................+7.83%
     from 400 to 370.......................................+9.74%
     from 370 to 350......................................+11.82%

If Anacomp is entitled to receive a price decrease by reason of competitive pricing pursuant to Section 7.1(c)(iii) at the same time as prices are to be adjusted pursuant to this Section 5.3(d), the competitive price shall first be set pursuant to Section 7.1(c)(iii) and Section 7.1(e) and, thereupon, such competitive price shall be further adjusted pursuant to the application of the formula contained in this Section 5.3(d);

               (ii) if the volume of Microfilm Products purchased by Anacomp in any Contract Year is less than 350,000,000 square feet, the parties shall negotiate in good faith to determine a further retroactive price increase, within six (6) months following the end of the Contract Year in which such shortfall occurs, to be applied to actual Microfilm Product purchases during such Contract Year. In calculating any such price increase, the parties (or, if arbitrators are appointed pursuant to the next sentence, such arbitrators) shall endeavor to determine the amount required to put SKC in as good a position as if Anacomp had purchased the Microfilm Products Minimum Quantity Purchase Obligation, taking into consideration, among other factors, SKC's expected income from the sale of such minimum requirement and increased costs and decreased economies of scale to SKC as a result of lower volume, mitigated to the extent of (A) the purchase, if any, by Anacomp of Microfilm Products in excess of the Microfilm Products Minimum Quantity Purchase Obligation in prior years, (B) the net profits of SKC (if any) as a result of purchases of Magnetic Base Products by Anacomp in excess of 2.5 million pounds per year and (C) any profits arising from any other use of the Facility by SKC as a result of Anacomp's purchase of less than 350,000,000 square feet of Microfilm Products. If the parties have not agreed on the amount to be paid to SKC within six (6) months from the end of the Contract Year in which Anacomp failed to meet such Microfilm Products Minimum Purchase Obligation, then either party may submit the issue to binding arbitration in New York City under the rules of the American Arbitration Association. Unless the parties otherwise agree, the arbitration shall be conducted before a panel of three (3) arbitrators, with SKC and Anacomp each to select one (1) arbitrator and such arbitrators in turn to select the third arbitrator.

               (iii) For purposes of the application of the formula set forth in Section 5.3(d)(i), Anacomp's price of Microfilm Product during the preceding Contract Year shall be the price paid by Anacomp during such Contract Year less the portion of such price attributable to any Microfilm Product surcharge carried forward pursuant to Section 7.2(d).

          If any amounts are owing to either party under this Section 5.3(d), then (i) the party to whom such amounts are owing will, within fifteen (15) days following the end of the relevant Contract Year, provide the other party with a statement thereof in reasonable detail, together with its invoice, and (ii) the party obligated to make payment will do so within thirty (30) days after receipt of such invoice or, if the amount due is determined by arbitration, within thirty (30) days of the determination thereof by arbitration, together in each case with interest from the last day of the relevant Contract Year to the date of payment at the Interest Rate.

          (e) COMMENCING ON THE EFFECTIVE DATE AND ENDING ON JULY 1, 1997, in the event that Anacomp's purchases of Microfilm Products are less than the minimum quarterly quantity required by Section 5.3(b) in any quarter of any Contract Year, Anacomp shall pay to SKC an additional charge of $0.01 for each square foot of the deficiency. Such deficiency charge shall be invoiced by SKC to

Anacomp on or after the fifth (5th) business day of the month following the quarter for which such invoice is issued, and shall be paid by Anacomp within thirty (30) days following receipt of invoice. Such deficiency charge shall be increased, on a prospective basis only, by the percentage of the aggregate increase, if any, in the prices of Converted Microfilm Products under Section 7.2(a), effective from the date of determination of such increase.

          (f) Commencing on the Effective Date and ending on July 1, 1997, one-half (1/2) of the Category C Products purchased by Anacomp pursuant to
Section 6A.3 shall be treated as purchases of Microfilm Products for purposes of the Microfilm Products Minimum Quantity Purchase Obligation.

          (g) Commencing on the Effective Date and ending on July 1, 1997, if the first Contract Year after the Effective Date has more than three hundred sixty-five (365) days, the Microfilm Products Minimum Quantity Purchase Obligation shall be increased proportionally to reflect the additional days.

          (h) PRICE AND VOLUME ADJUSTMENTS. Exhibit G summarizes prior price and volume adjustments. From May 17, 1997 to December 1, 1997, notwithstanding anything stated to the contrary in Section 5.3(d) and(e), no new volume adjustment will be made for the 1994-1995 Contract Year or the 1995-1996 Contract Year, and the volume adjustment will continue to be the same as was made for the 1993-1994 Contract Year. The price for the 1996-1997 Contract Year will be adjusted prospectively at the beginning of the Contract Year (December 1, 1996) to reflect actual volume levels purchased in the 1995-1996 Contract Year, and again retroactively at November 30, 1997 to reflect actual volume levels purchased in the 1996-1997 Contract Year.

          5.4 ALLOCATION OF DELIVERIES. Commencing on the Effective Date and ending on July 1, 1997, for purposes of determining the volume of Microfilm Products purchased by Anacomp and Anacomp's compliance with the Microfilm Products Minimum Quantity Purchase Obligation during any Contract Year or quarter thereof, Anacomp shall receive full credit for all Microfilm Products (including Category C Products, to the extent set forth in Section 5.3(f)) ordered by Anacomp and scheduled for delivery during the relevant Contract Year or quarter thereof regardless of whether actual delivery is made during the relevant Contract Year or quarter, unless the failure to make delivery in the scheduled Contract Year or quarter thereof is due to Anacomp; provided, however, that any such Microfilm Products so credited toward the Microfilm Products Minimum Quantity Purchase Obligation in the Contract Year or quarter scheduled for delivery shall not be credited in the Contract Year or quarter of actual delivery.

          5.5  ANACOMP'S SUBSIDIARIES AND AFFILIATES.    (a) All references in
this Agreement to Anacomp's worldwide requirements for any of the Products shall be deemed to refer to all the requirements of Anacomp and all of Anacomp's subsidiaries and affiliates, wherever located and whether past, present or future, and Anacomp agrees to take all steps that may be necessary to ensure that such subsidiaries and affiliates comply with this Agreement.

          (b) Any Products delivered to subsidiaries or affiliates of Anacomp shall be invoiced to such subsidiaries and affiliates, and the price thereof shall be deemed to be owing pursuant to this Agreement for all purposes hereof (including the Trade Credit Arrangement), provided that Anacomp shall remain jointly and severally liable for all such payments. Anacomp shall cause such subsidiaries and affiliates to execute such Security Agreements and other related Documents (as defined in Section 7.5(n)) as SKC may reasonably request to confer upon SKC a first priority purchase money security interest (or the functional equivalent thereof) to the extent set forth in Section 7.5(k), or an equivalent security interest or title retention in the local jurisdiction in which the Collateral (as defined in Section 7.5(k)) is located.

          5.6 INFORMATION. Anacomp shall provide to SKC within sixty (60) days after the conclusion of each Fiscal Year during the term of this Agreement an annual officer's certificate certifying as to Anacomp's worldwide requirements for and purchases of each of the Products. Anacomp shall also provide SKC on request with an annual certificate of Anacomp's independent accountants certifying, for each such Fiscal Year, as to Anacomp's compliance with its purchase commitments hereunder; PROVIDED, HOWEVER, that SKC shall reimburse Anacomp for any expenses of such accountants in excess of $10,000 incurred in connection with such certificate. SKC or its representatives shall have the right to audit all of such information through a nationally recognized accounting firm at SKC's own cost and expense.

          5.7 PAYMENT IN U.S. DOLLARS. All amounts payable under this Agreement, including amounts payable under the Trade Credit Agreement, shall be paid in U.S. dollars. Unless otherwise indicated, all other sums set forth in this Agreement are denominated in U.S. dollars.

          5.8 RETURNED MICROFILM PRODUCTS. From May 17, 1996 to July 1, 1997, in calculating volume adjustments pursuant to Section 5.3(d) and (e), Microfilm Products returned by Anacomp in any Contract Year shall be excluded from the calculation of volume in such Contract Year. In the event returned Microfilm Products are repackaged and sold, such Microfilm Products will be included in volume in the Contract Year and quarter of their resale.

     6.   SCHEDULING OF PRODUCTION AND PLACEMENT OF ORDERS FOR UNCONVERTED
PRODUCTS.

          6.1 FORECASTING. Anacomp shall provide SKC with a twelve (12) month rolling forecast for anticipated purchases of Unconverted Products, updated monthly. SKC acknowledges and agrees that Anacomp's forecasts of Unconverted Product purchases are estimates only and are non-binding on Anacomp, that actual Unconverted Product purchases will be made by Anacomp pursuant to purchase orders in accordance with Section 6.2, and that Anacomp's sole obligation under this Agreement with respect to Unconverted Product purchases is to meet the purchase obligations set forth in Section 5. However, Anacomp acknowledges that its forecasts assist SKC in planning and scheduling the manufacture of the Unconverted Products, and Anacomp agrees to use its reasonable best efforts in calculating its forecasted purchases.

          6.2 PURCHASE ORDERS. (a) Anacomp shall place orders for the Unconverted Products on a monthly basis by issuing its purchase order document (substantially in the form attached hereto as Exhibit E) at least three (3) months in advance of the requested delivery date. The order shall be placed with Mr. Hojo Kim, SKC's contract administrator in Mt. Olive, New Jersey, by telex or facsimile, with a confirming copy of the purchase order to be mailed to SKC within fifteen (15) days thereafter. The written terms on the front of the purchase order shall state the Unconverted Product numbers and description, the roll length, the quantity of the Unconverted Products ordered, the requested delivery date, if then known (including the desired shipment date and the destination), and the confirmation of price (which shall be consistent with this Agreement). No different or additional or reverse printed terms proposed by Anacomp shall apply. If any terms of Anacomp's purchase order conflict with any terms of this Agreement, then the terms of this Agreement shall govern. SKC shall confirm all accepted purchase orders within fourteen (14) days of receipt by written order confirmation stating the Unconverted Product numbers and quantity ordered and their anticipated production completion date(s). With respect to purchases of Coated Microfilm Products, Anacomp agrees that it will also provide SKC with an update to its monthly purchase orders at least three (3) weeks prior to the shipment date describing in more specific detail the types and quantities of Coated Microfilm Products (e.g., Diazo Microfilm Products or Vesicular Microfilm Products) required and the requested delivery dates for the same.

          (b) SKC agrees to manufacture Unconverted Products in accordance with the delivery dates specifically negotiated and agreed to between Anacomp and SKC and indicated in individual purchase orders issued under this Agreement or subsequently communicated to and accepted by SKC in writing. SKC will notify Anacomp immediately of any event which may result in any delay in the completion or the shipment of any Unconverted Product. SKC acknowledges and agrees that the delivery dates set forth on Anacomp's purchase orders (or subsequently communicated to and accepted by SKC) are firm delivery dates, and SKC agrees to meet such delivery dates and otherwise deliver the Unconverted Products to Anacomp in a timely manner.

          6.3 CANCELLATION AND RESCHEDULING. (a) Subject to Anacomp meeting the purchase obligations set forth in Section 5, Anacomp may cancel any Unconverted Product purchase order or any portion thereof without any liability or obligation if it notifies SKC at least sixty (60) days prior to the scheduled delivery date.

          (b)  Subject to Anacomp meeting the purchase obligations set forth in
Section 5, Anacomp may reschedule up to fifty percent (50%) of an Unconverted Product purchase order if Anacomp notifies SKC at least thirty (30) days prior to the scheduled shipment date, and up to one hundred percent (100%) of an order if Anacomp notifies SKC at least forty-five (45) days prior to the scheduled shipment date. Anacomp shall not subsequently cancel any shipments which it has rescheduled hereunder.

     6A. SCHEDULING OF PRODUCTION AND PLACEMENT OF ORDERS FOR CONVERTED MICROFILM PRODUCTS.

          6A.1 CONTINUATION OF EXISTING PROCEDURES. It is understood and agreed that in scheduling production and placement of orders for Converted Microfilm Products after the Effective Date the parties shall adhere to the extent possible to the systems and procedures utilized by Anacomp prior to the Effective Date in operating its facilities in Sunnyvale, California, with such changes and adjustments as the parties may mutually agree in writing are necessary or desirable with a view to ensuring efficient production and timely delivery of Converted Microfilm Products. Such procedures are generally outlined in Exhibit F hereto, including the following:

          (a) Exhibit F-1, which describes the procedures to be followed in forecasting purchases of Converted Microfilm Products by Anacomp and the procedures for reflecting such forecasts in Firm Orders;

          (b) Exhibit F-2, which describes the minimum order quantity guidelines to facilitate efficient production of Converted Microfilm Products;

          (c) Exhibit F-3, which describes the leadtimes required for orders of various categories of Converted Microfilm Products;

          (d) Exhibit F-4, which describes the procedures for cancellation of Firm Orders;

          (e) Exhibit F-5, which describes the procedures for production on a "pull ahead" basis in advance of scheduled delivery;

          (f) Exhibit F-6, which describes the procedure's for production, delivery and return of Overbuild;

          (g) Exhibit F-7, which describes the classification of Converted Microfilm Products into various categories;

          (h)  Exhibit F-8, which describes the assignment of "part numbers;"

          (i) Exhibit F-9, which describes material movement records (including charges for reworking);

          (j) Exhibit F-10, which describes finished coated Microfilm Product acceptance; and

          (1)  Exhibit F-11, which describes procedures for customer returns.

          (m)  Exhibit F-12, which describes Anacomp's packing specifications;

          (n) Exhibit F-13, which describes reporting mechanisms regarding ongoing quality assurance programs.

          To the extent that there shall exist any inconsistency between this Agreement and Exhibit F-1 through Exhibit F-13 hereto, this Agreement shall govern for all purposes unless SKC and Anacomp agree otherwise.

          6A.2 OVERBUILD. It is understood and agreed that in the process of converting Coated Microfilm Products into Converted Microfilm Products in accordance with Firm Orders received by Anacomp, and commencing on July 1, 1997, during Phase I and Phase II, SKC shall continue Anacomp's practice prior to the Effective Date of producing and delivering to Anacomp's MX division Overbuild for which no orders are outstanding to the extent required to convert in the most efficient way. Anacomp agrees to accept such Overbuild, which shall be invoiced in the same manner and at the same price as Converted Microfilm Products hereunder for which Firm Orders are in place and to use its best efforts to market such Overbuild in the same manner as prior to the Effective Date; provided, however, that Anacomp will not be obligated to accept more than 600,000 square feet of Overbuild in any calendar month (net of any returns of Overbuild accepted by SKC in such month). SKC shall accept returns of Overbuild in the manner described in Exhibit F-6, and shall issue a credit to Anacomp in the amount of the full purchase price thereof. Commencing on the Effective Date and ending on July 1, 1997, all such Overbuild accepted by Anacomp pursuant to this Agreement shall be fully credited toward Anacomp's Microfilm Products Minimum Quantity Purchase Obligation.

          6A.3 CATEGORY C PRODUCTS. Commencing on the Effective Date and ending on July 1, 1997, it is understood and agreed that in the course of producing Converted Microfilm Products certain quantities of short rolls and defective products ("Category C Products") will occur that are unsuitable for general use as Coated Microfilm Products but that can be manufactured into commercially useful products by Anacomp's Microprinting Services division. Anacomp hereby agrees to accept Category C

Products in quantities up to one and three-tenths percent (1.3%) of the total production of Converted Microfilm Products in any Contract Year for use in its Microprinting Services division but only for so long as Anacomp has use for such Category C Products in its Microprinting Services division.
Category C Products accepted by Anacomp shall be invoiced by SKC at $0.04 per square foot. If Anacomp ceases purchasing or is unable to utilize such quantities of Category C Products Anacomp will use its reasonable efforts in light of market conditions to sell such Category C Products at such price to third parties within one hundred twenty (120) days after notice from SKC as to the availability thereof. If such Category C Products have not been sold within such period, SKC may sell such Category C Products to any third party subject to the applicable restrictions set forth in Section 3.2(a). Anacomp may purchase at $0.04 per square foot any Category C Products that SKC produces in excess of one and three-tenths percent (1.3%) of the total production of Converted Microfilm Products in any Contract Year, but shall have no obligation to do so. Any such excess Category C Products not purchased by Anacomp shall not be sold by SKC to any third party but shall be reworked by SKC at its own expense or shall be scrapped.

          6A.4 REWORKING. If Anacomp returns any quantity of non-defective Converted Microfilm Products and requests SKC to rework such Products, SKC shall rework such Products in accordance with Anacomp's instructions, to the extent possible, and redeliver to Anacomp together with its invoice for a reworking charge of $0.007 per square foot. The reworking charge hereunder shall be increased, on a prospective basis only, by the percentage of the aggregate increase, if any, in the prices of Converted Microfilm Products under Section 7.2, effective from the date of determination of such increase. SKC shall not charge Anacomp for any reworking that is required (i) due to any manufacturing defect in the Converted Microfilm Products or (ii) due to the nonconformance of such Converted Microfilm Products with the warranty specified in Section 11.3, or (iii) in respect of Overbuild to the extent set forth in Exhibit F. Commencing on July 1, 1997, SKC shall be responsible for reworking any quantity of non-defective Converted Microfilm Products returned by SKC's customers.

     7.   PRICING AND PAYMENT.

          7.1 PRICING. (a) MAGNETIC BASE PRODUCTS. The price of the Magnetic Base Products shall be agreed to by the parties from time to time and shall be at amounts which are competitive with prevailing market prices for such Magnetic Base Products.

          (b) MICROFILM BASE PRODUCTS. (i) Commencing on the Effective Date and ending on July 1, 1997, the price of the Microfilm Base Products shall be agreed to by the parties from time to time and shall be at amounts which are competitive with prevailing market prices for such Microfilm Base Products.

               (ii) Commencing on the Effective Date and ending on July 1, 1997, the price of the Microfilm Base Products shipped to Anacomp's European facility in accordance with Section 8.1 shall be agreed to by the parties from time to time and shall be at amounts which are competitive with prevailing market prices for such Microfilm Base Products. If the prices which SKC charges for the Microfilm Base Products to be shipped to Europe are not competitive with similar European manufactured products, then Anacomp shall, to the extent necessary, be released from the Microfilm Base Products Percentage Purchase Obligation.

          (c)  MICROFILM PRODUCTS.

               (i) During the Initial Term, the price of the Microfilm Products shall be set forth in Schedule "A." Prior to July 1, 1997, during the Initial Term, the price of the Microfilm Products shall be as follows (subject to adjustment in accordance with Section 7.2(a)):

               (A) The prices of Converted Microfilm Products and Coated Microfilm Products shipped on or after the Effective Date through September 30, 1994 shall be as set forth in Schedule A.

               (B) For shipments of Converted Microfilm Products and Coated Microfilm Products shipped on or after July 1, 1994, the prices set forth in Schedule A shall be reduced by 3.75%. From the Effective Date to May 26, 1996, the date after which the prices of Converted Microfilm Products and Coated Microfilm Products as set forth in Schedule A will be reduced by 3.75% pursuant to Section 7.1(c)(i) of the Supply Agreement, originally June 30, 1994, will be changed to September 30, 1994.

               (C) From May 17, 1996 to July 1, 1997, for shipments of Converted Microfilm Products and Coated Microfilm Products shipped on or after June 1, 1995, the prices will be increased by 5% over the prices called for in Section 7.1(c)(i)(B).

               (D) From May 17, 1996 to July 1, 1997, for shipments of Converted Microfilm Products and Coated Microfilm Products shipped on or after the Reorganization Effective Date, the prices will be increased by 2% over the prices called for in Section 7.1(c)(i)(B) and Section 7.1(c)(i)(C) and such price increases will begin on the Reorganization Effective Date.

               (ii) Commencing on the Effective Date and ending on July 1, 1997, except as provided in Section 5.3(d) and except during the first Contract Year of the Initial Term , so long as Anacomp is in compliance with at least fifty-six percent (56%) of the Microfilm Products Minimum Quantity Purchase Obligation as provided in Section 7.1(e)(ii) and is not in default under Section 7.5(r) (excluding Section 7.5(r)(x)), the average monthly prices charged by SKC for the Microfilm Products shall at all times during the term of this Agreement remain competitive with the prices charged by other manufacturers for substantially similar products, determined as set forth in Section 7.1(e). Any change in the price of the Microfilm Products in accordance with this Section 7.1(c)(ii) shall be effective prospectively for all Microfilm Product purchases from the month following the determination thereof and retroactive to the date of the request for such competitive price adjustment.

          (d) TAXES, FREIGHT AND CUSTOMS DUTIES. From the Effective Date until the end of Phase II, the prices for all Products shall include all charges such as packaging, packing, and delivery by SKC to the Sunnyvale Warehouse for unloading by SKC. Notwithstanding the foregoing, SKC shall invoice Anacomp, on a monthly basis, for forty percent (40%) (a pro rata portion in Phases I and II divided between Anacomp products and SKC Indirect Channel or SKC customer products) of the actual cost of transporting Anacomp's Products (including raw materials, coated web and finished products, but excluding depreciation cost of SKC's loading, dock and other equipment) between the Facility and the Sunnyvale Warehouse. SKC shall bear all cost for transportation of SKC's Products.
Prices shall be exclusive of all Korean taxes (excluding taxes based upon the income of Anacomp) and U.S. import and other duties, which are the exclusive responsibility of and shall be paid by SKC. SKC shall be responsible for and shall pay all freight, as well as all customs duties imposed upon the importation of the Products into the United States;
PROVIDED, HOWEVER, that Anacomp shall be entitled to any duty-drawback payable as a result of Anacomp's subsequent re-exportation of the Products outside of the United States (except for refunds of antidumping duties, if any, to which SKC shall be entitled). On request, the parties shall furnish each other with such information and assistance as shall be necessary to obtain any such duty drawback. Anacomp shall pay any customs duties imposed upon the importation of the Products into Europe for Anacomp's customers, and SKC shall pay any customs duties imposed upon the importation of the Products into Europe for SKC's customers.

          (e) COMPETITIVE PRICING. (i) Commencing on the Effective Date and ending on July 1, 1997, the determination of whether a price under this Agreement is competitive at any time shall be resolved with reference to the current prices charged by at least three (3) manufacturers for the same grade of the relevant Product (it being understood that with respect to Microfilm Products there may not be sufficient relevant quotations, in which case reference shall be made to percentage changes in the prices charged by manufacturers of Microfilm Base Products other than SKC and its affiliates) after the Effective Date).

               (ii) Commencing on the Effective Date and ending on July 1, 1997, Anacomp's right to request a reduction based on competitive prices under this Section 7 is subject to the condition that Anacomp is at the time of the request in compliance with at least fifty-six percent (56%) of the Microfilm Product Minimum Quantity Purchase Obligation set forth in Section 5 and is not in default under Section 7.5(r) (excluding Section 7.5(r)(x)). For purposes of this Section 7.1(e)(ii), Anacomp shall be deemed to be in compliance with its Microfilm Products Minimum Quantity Purchase Obligation if in the immediately preceding Contract Year or the preceding quarters (if any) of the current Contract Year, Anacomp purchased 56% of its Microfilm Products Minimum Quantity Purchase Obligation in respect of such Contract Year or quarters, as the case may be.

               (iii) Commencing on the Effective Date and ending on July 1, 1997, if SKC is unwilling or unable to sell Base Products to Anacomp at the competitive price determined hereunder, then SKC shall without further obligation to Anacomp release Anacomp from the relevant minimum purchase requirement for the Base Product in question in lieu of supplying such Base Product at such competitive price.

                (iv) Commencing on the Effective Date and ending on July 1, 1997, a price adjustment based on competitive prices may be effected only once per six (6) month period for each category of Products sold hereunder. All of such price adjustments shall be effective prospectively for all Product purchases from the month following the adjustment of such price and retroactive to the date of the request for such competitive price adjustment.

               (v) Commencing on the Effective Date and ending on July 1, 1997, if the price of Products has been reduced based on competitive pricing and thereafter the current prices charged by manufacturers of such Products increase, then at SKC's request, the prices of such Products shall be increased in accordance with competitive pricing on the same basis and in the same manner as they were previously reduced, subject, in the case of Microfilm products, to the limitation on price increases set forth in Section 7.2 (d).

               (vi) Commencing on the Effective Date and ending on July 1, 1997, it is understood and agreed that the intent of the parties in providing for competitive pricing is to enable

Anacomp to obtain Products from SKC hereunder at prices within the range of current prices at which competitors of Anacomp are obtaining such Products for the manufacture of products substantially the same as those produced by Anacomp with the Products purchased from SKC.

               (vii) Commencing on the Effective Date and ending on July 1, 1997, it is understood and agreed that if the competitive prices of Products are different in different geographical markets, the prices in the area in which each Anacomp facility is located will be considered for purposes of determining the competitive price for Products to be delivered to such facility.

               (viii) Commencing on the Effective Date and ending on July 1, 1997, it is understood and agreed that if Anacomp requests a reduction based on competitive prices under this Section 7.1(e) with respect to any Product, the parties will negotiate in good faith to adjust such reduction to appropriately reflect any improvement in the net margin of profit earned by Anacomp for such Product at the time of such request as compared to such margin in the 1993-1994 Contract Year in the first instance and thereafter in the most recent Contract Year, if any, in which a reduction based on competitive prices under this
Section 7.1(e) has been effected.

     7.2  PRICE CHANGES DUE TO CONSUMER PRICE INDEX CHANGES OR OTHER FACTORS.

          (a) INCREASED COSTS OF PRODUCTION. Commencing on the Effective Date and ending on July 1, 1997,during the twenty-four (24) months following the Effective Date, the prices of the Microfilm Products set forth in Section 7.1(c) shall apply. Subsequent price increases under this Section 7.2 shall be limited to one (1) increase per twelve (12) month period (with the initial increase, if any, retroactive to the beginning of the thirteenth (13th) month following the Effective Date), and will be limited to cases where SKC has experienced verifiable increases in its cost in manufacturing and/or acquiring polyester base film, chemicals, and other raw materials, and increases in its labor, overhead, and freight costs and duties, but shall exclude (i) corporate allocation, (ii) depreciation, (iii) increase in SKC's specific allocation of corporate general and administrative expenses and (iv) any additional costs incurred by SKC for its MIS system in excess of those payable to Anacomp pursuant to Section 10.5 of the Purchase Agreement, if SKC elects to replace the existing MIS system at the Facility with a new MIS system or similar system; provided, however, that any cost savings resulting from such replacement shall likewise be omitted from the calculation of increased costs. For purposes of determining SKC's cost at the Facility, all variable and fixed costs of production (such as the factors identified in the preceding sentence) shall be allocated over all manufacturing operations and product lines of SKC at the Facility.

          (b) PRICE CHANGES. Commencing on July 1, 1997, prices from SKC to Anacomp for Microfilm Products shall be established at the current levels set forth in Schedule "A" for 12 months from July 1, 1997, subject to increase or decrease or no change thereafter at 12 month intervals ("CPI Year") in the amount of any documented increase or decrease in the Consumer Price Index to be submitted by SKC to Anacomp within thirty (30) days of the publication of the Consumer Price Index for the month of June of each year. On July 1, 1998, and on July 1 of every CPI Year during the Initial Term and any Renewal Period thereafter, the prices shall be adjusted to reflect any increase or decrease in the Consumer Price Index. In calculating the adjusted prices, the Consumer Price Index for the month of June of the immediately preceding CPI Year ("Initial Index") shall be compared by SKC with the Consumer Price Index for the month of June of the then current CPI Year ("Comparison Index"). The adjusted prices shall be established by SKC by multiplying the then current prices by a fraction, the numerator of which is the Comparison Index and the denominator of which is the Initial Index. Price changes shall be effective as of July 1 for the CPI Year then following. For example, if the Comparison Index decreased to a level of 150 for June of 1998 from an Initial Index level of 160 for
June of 1997, then SKC shall submit evidence of such decrease to Anacomp within thirty (30) days of the publication of such Comparison Index and SKC shall multiply prices on all Microfilm Products by 93.75% (150)160), with such price reduction to be effective July 1, 1998 through June 30, 1999. Schedule F sets forth an illustration of this methodology. Notwithstanding the foregoing, at any time, upon the occurrence of a Change of Circumstances Event which requires the increase of the prices of the Products, SKC shall give notice thereof to Anacomp (the "COCE Notice") and shall also notify
Anacomp of the relevant Change of Circumstance Event Price Adjustment.  If for any reason Anacomp disputes the Change of Circumstances Event Price Adjustment within 20 days after its receipt of the COCE Notice, then the senior management of SKC and Anacomp shall meet and discuss a proper resolution and equitable result arising from the occurrence of the Change of Circumstances Event. If Anacomp does not respond within 20 days after receipt of the COCE Notice or if Anacomp agrees or consents to the Change of Circumstances Event Price Adjustment, then such Change of Circumstances Event Price Adjustment notified by SKC to Anacomp shall come into effect ninety
(9)) days after such COCE Notice.   Commencing on the Effective Date and
ending on July 1, 1997, the price increase hereunder for any twelve (12) month period (the "Adjustment Year") shall be equal to the increase in the relevant costs experienced by SKC in the Adjustment Year over such costs in the 1993-1994 Contract Year in the first instance and thereafter in the most recent Contract Year, if any, in which a price increase under this Section
7.2 has been effected (the "Base Year"), and shall be expressed in cents per square foot of Microfilm Products produced by SKC in the Adjustment Year.
The operation of the foregoing provisions is illustrated in Exhibit H. In addition, the price increase to be effected in any Adjustment Year shall be reduced by the Net Efficiency Savings (as such term is defined and illustrated in Exhibit I) per square foot experienced by SKC in such Adjustment Year, to the extent that the cumulative Net Efficiency Savings from the Closing Date through such Adjustment Year exceeds $2,000,000." From December 1, 1993 to May 17, 1996, the costs experienced by SKCA in the 1993-1994 Contract Year, which will be used as the initial Base Year for the first price adjustment under Section 7.2 shall exclude such costs experienced by SKCA from the Closing Date through the date on which the Pastoria Facility achieves the Operational Levels; PROVIDED, HOWEVER, that if the Operational Levels have not been achieved by May 31, 1994, the parties will consult and negotiate in good faith to agree upon a Base Year that accurately reflects SKCA's costs and preserves the intent of Section 7.2 of the Supply Agreement.
 From December 1, 1993 to May 17, 1996, notwithstanding anything to the contrary in the Supply Agreement, for a period of 90 days from the Closing
Date, Anacomp agrees to insure SKC's personal property located in the Pastoria Facility, at SKCA's expense, under Anacomp's domestic property insurance policy with Protection Mutual Insurance Company (Policy No. 620801-91), subject to the terms and conditions of such policy. SKCA will promptly reimburse Anacomp for all expenses of Anacomp related to such insurance coverage as and when such costs are incurred by Anacomp. From May
17, 1996 to July 1, 1997, the costs experienced by SKCA in the 1993-1994 Contract Year, which will be used as the initial Base Year for the first price adjustment under this Section 7.2, shall exclude such costs experienced by SKCA from the Closing Date through the date on which the Pastoria Facility achieves the Operational Levels, i.e., May 31, 1994, and shall therefore consist of such costs experienced by SKCA during the period from June 1, 1994 through November 30, 1994, annualized.

           (c) PAYMENT OF PRICE INCREASES. From the Effective Date until July 1, 1997, SKC shall provide Anacomp with written notice of any price increase, together with its invoice therefor, which shall be retroactive for Anacomp's purchases in the Adjustment Year (payable in a lump sum thirty (30) days after such invoice) and prospective for Anacomp's purchases in the twelve (12) month period following the Adjustment Year and thereafter; provided, however, that if such retroactive price increase shall exceed one percent (1%) of the price of the Microfilm Products prior to such adjustment, then such excess (expressed in cents per square foot) shall be added as a supplement to the price of Anacomp's purchases in the period following the Adjustment Year until such time as the entire amount thereof has been paid to SKC (regardless of any adjustment based on competitive pricing under Section 7.1(e) that may become effective after such Adjustment Year and regardless of the limitation set forth in Section 7.2(d)).

          (d) LIMITATION ON PRICE INCREASES. From the Effective Date until July 1, 1997, no price increase under this Section 7.2 based on increases in the costs of manufacturing Microfilm Products shall exceed ten percent (10%) of the portion of the price of the Microfilm Products prior to such adjustment in any one Adjustment Year. If any cost increase in the production of the Microfilm Products experienced by SKC is not fully reflected in a price increase hereunder due to the limitation set forth in the preceding sentence, such cost increase shall be carried forward into subsequent years and shall be used in calculating price increases in such subsequent years, subject in each year to such limitation. However, SKC shall not be entitled to this retroactive price increase on Microfilm Products purchases in the Adjustment Year to the extent that such increase will cause the price which Anacomp paid for such Microfilm Products to not be competitive with the prevailing market prices in such year, in which case such cost increase shall be carried forward and used in calculating price increases in subsequent years, subject in each such subsequent year to the limitation set forth in this Section 7.2(d) and competitive pricing.

          (e) TRANSACTIONS WITH AFFILIATES. From the Effective Date until July 1, 1997, if any portion of the cost increase under this Section 7.2 results from a material or labor cost increase experienced by SKC which is payable to an SKC-affiliated company, then SKC shall document to Anacomp's reasonable satisfaction that the cost being charged SKC by its affiliate reflects the market price which SKC could pay an unaffiliated third party for such material or labor.

          (f) VERIFICATION OF INCREASED COSTS. From the Effective Date until July 1, 1997, any cost increases described in this Section 7.2 will be audited by Deloitte Touche (or any other "big five" international accounting firm that regularly audits SKC's books) and, if relevant, the Korean affiliate of such firm, in accordance with U.S. and, if relevant, Korean generally accepted auditing standards, consistently applied; provided, however, that Anacomp shall have the right to review such audit (including access to such accountant's work papers) through a nationally recognized accounting firm at Anacomp's own cost and expense. If the parties shall fail to reach agreement with respect to a price increase, then such matter shall be submitted to binding arbitration in New York City, New York, pursuant to the commercial rules of arbitration of the American Arbitration Association.

          (g)  PAYMENTS TO SKC.

               (i) Notwithstanding anything to the contrary in this Agreement, with respect to the calculation of prior price increases for the 1994-1995 Contract Year and the 1995-1996 Contract Year, Anacomp shall pay to SKC a deferred amount of $3,600,000 as provided in Section 7.2(g)(ii), of which $1,800,000 shall be allocated to the 1994-1995 Contract Year and $1,800,000 million shall be allocated to the 1995-1996 Contract Year. (i) From May 17, 1996 to July 1, 1997, notwithstanding anything to the contrary in this Agreement, with respect to the calculation of the price increases under this Section 7.2 due to increased costs for the 1994-1995 Contract Year and the 1995-1996 Contract Year, (1) a 5% price increase shall be applied beginning on the Reorganization Effective Date, (2) an additional 5% price increase shall be applied beginning on December 1, 1996, (3) Anacomp shall pay to SKC $1.9 million on the

Reorganization Effective Date with respect to increased costs for the 1994-1995 Contract Year, (4) and Anacomp shall pay to SKC a deferred amount of $3.6 million as provided in Section 7.2(g)(ii), of which $1,800,000 shall be allocated to the 1994-1995 Contract Year and $1,800,000 shall be allocated to the 1995-1996 Contract Year. Other than as provided in this Section 7.2(g)(i), there will be no additional increases for production costs incurred in the 1994-1995 Contract Year or the 1995-1996 Contract Year and there will be no other price increases due to increased production costs until the next production cost increase for the 1996-1997 Contract Year, collected retroactively after calculation as of November 30, 1997 and based on increases in production costs incurred in the 1996-1997 Contract Year over production costs incurred in the 1995-1996 Contract Year;

               (ii) Commencing on July 1, 1997, the deferred payment of $3,600,000 provided for in Section 7.2(g)(i) shall not bear interest, shall be evidenced by a note and shall be amortized as follows: (1) June 1, 1997, $400,000 (previously received by SKC), (2) June 1, 1998, $600,000, (3) June
1, 1999, $800,000, (4) June 1, 2000, $800,000 and (5) June 1, 2001,
$1,000,000."

          7.3 LOWEST PRICING. Commencing on July 1, 1997, if at any time during the term of this Agreement SKC provides more favorable prices to a customer for comparable Microfilm Products (other than the 16mm product sold to Eastman Kodak Company under the product number(s) shown on Schedule H) than those prices which Anacomp is receiving, where "comparable" shall mean grade, destination, quality and other relevant quality factors relating to Microfilm Products (except for quantity discounts or other sales incentives), then, so long as Anacomp is in compliance with all the terms of this Agreement, SKC shall grant equally favorable prices to Anacomp on quantities of Microfilm Products than those sold to such customer at such prices. Nothing in this Agreement shall be deemed to restrict or limit SKC's ability to sell the Microfilm Products to any person on such terms as it deems appropriate. Notwithstanding this Section 7.3, SKC shall be permitted to bid or quote or enter into contracts with (a) its own affiliated companies (other than bids, quotes or contracts which circumvent the intent of this Section 7.3) or (b) governmental or quasi-governmental agencies, in each case on terms and conditions which need not be offered to Anacomp. Commencing on the Effective Date and ending on July 1, 1997, if at any time during the term of this Agreement SKC provides more favorable prices to a customer for the Base Products than those prices which Anacomp is receiving for the same grade of Base Products in the same geographical area, taking into account the quantities and terms of this Agreement, and such customer is utilizing such Base Products for the manufacture of duplicate microfilm (in the case of Microfilm Base Products) or other products substantially the same as those produced by Anacomp with Magnetic Base Products purchased from SKC hereunder (in the case of such Magnetic Base Products), then, so long as Anacomp is in compliance with all the terms of this Agreement, SKC shall grant equally favorable prices to Anacomp on quantities of Base Products equal to those sold to such customer at such prices. Nothing in this Agreement shall be deemed to restrict or limit SKC's ability to sell the Base Products to any person on such terms as it deems appropriate. Notwithstanding this Section 7.3, SKC shall be permitted to bid or quote or enter into contracts with (a) its own affiliated companies (other than bids, quotes or contracts which circumvent the intent of this Section 7.3) or (b) governmental or quasi-governmental agencies, in each case on terms and conditions which need not be offered to Anacomp.

          7.4 INVOICING. Except during the continuation of the Trade Credit Arrangement described in Section 7.5, all invoices for the Products purchased by Anacomp hereunder shall be due and payable thirty (30) days from the date of SKC's invoice. Any such invoice not paid when due shall bear interest at the lower of (a) Six and Seventy-Five Hundredths Percent (6.75%) over the Prime Rate, or (b) the highest rate permitted by applicable law.
SKC shall issue an invoice to Anacomp with respect to purchased Products upon their arrival at the Sunnyvale Warehouse or other designated ship-to facility as described in Section 8.1.

          7.5 DEFERRED PAYMENT TERMS. (a) CONTINUATION OF TRADE CREDIT ARRANGEMENT. SKCA agrees to continue the Trade Credit Arrangement under the 1992 Agreement pursuant to which SKCA agreed to defer payment and to grant trade credit to Anacomp for purchase of the Products by Anacomp in an aggregate amount of up to Twenty Five Million United States Dollars ($25,000,000), subject to the terms of this Agreement (as so continued, the "Trade Credit Arrangement"). The available credit under the Trade Credit Arrangement as of the Closing Date shall be $25,000,000 less the aggregate Outstanding Amounts under the 1992 Agreement as of the Closing Date. All Invoiced Amounts outstanding under the 1992 Agreement as of the Closing Date shall become Outstanding Amounts hereunder thereafter as provided in Section 7.5(g). The available credit under the Trade Credit Arrangement as of February 1, 1998, shall be $5,000,000."

          (b) ONGOING TRADE CREDIT. The Trade Credit Arrangement agreed to herein shall be an ongoing trade credit arrangement, subject to Section 7.5(r).

          (c) EVIDENCE OF OUTSTANDING AMOUNTS. Amounts recorded on invoices or on the books and records of SKCA regarding the amounts owing from time to time under the Trade Credit Arrangement shall be prima facie evidence of such amounts. SKCA shall forward to Anacomp from time to time statements of amounts owing under the Trade Credit Arrangement which shall be deemed correct and binding in the absence of manifest error.

          (d) INTEREST AND INTEREST RATE. For so long as the Trade Credit Arrangement is in place, there shall accrue interest (the "Interest") on the amounts owing under the Trade Credit Arrangement upon the expiration of thirty
(30) days following the date of each invoice at an interest rate (the "Initial Interest Rate") calculated and determined by SKCA and equal to Two and Five Tenths Percent (2.5%) (or after the Collateral Perfection Date, as hereinafter defined, One and Seventy Five Hundredths Percent (1.75%) (the "Reduced Interest Rate")) over the prime rate (the "Prime Rate") of the First National Bank of Boston (the "Reference Bank") in effect two (2) business days prior to each Interest Payment Date (as hereinafter defined), computed based upon a year comprised of 360 days for the actual number of days elapsed. The Initial Interest Rate and the Reduced Interest Rate are together referred to as the "Interest Rate." If for any reason the Reference Bank no longer quotes a prime rate, then SKCA may in its discretion designate a replacement Reference Bank or Reference Banks from time to time in order to determine the Interest Rate.

          (e) INTEREST PAYMENT DATE. Interest under the Trade Credit Arrangement shall be paid to SKCA in advance hereunder monthly on or before the fifth (5th) business day of each month (an "Interest Payment Date").

          (f) PLACE OF PAYMENT. All repayments of Outstanding Amounts (as defined in Section 7.5(g)), payments of Interest and other payments required hereunder shall be made by wire transfer to SKCA to its account at the First National Bank of Boston, 100 Federal Street, 01-06-03, Boston, Massachusetts 02106, ABA #011000-390, Account Number 521-39767, or such other bank and bank account as SKCA shall notify Anacomp in writing from time to time.

          (g) PAYMENT OF INVOICES. (i) SKCA shall issue an invoice to Anacomp for Products purchased by Anacomp hereunder on the date such Products are delivered to Anacomp as described in Section 7.4. Such date is hereinafter referred to as the "Invoice Date" and the amount of such invoice is hereinafter referred to as the "Invoiced Amount." Upon the expiration of thirty (30) days following each Invoice Date, such Invoiced Amount shall be deemed an "Outstanding Amount" under the Trade Credit Arrangement. The sum from time to time of the aggregate of all Invoiced Amounts that have not yet been paid under clause (ii) of this Section 7.5(g) (regardless of whether such Invoiced Amounts have become Outstanding Amounts) is hereinafter referred to as the "Aggregate Exposure."

               (ii) Anacomp shall from time to time pay such invoices (beginning with the first invoice billed to Anacomp pursuant to this Agreement, and thereafter on a first in-first out basis) as are necessary (A) to maintain the aggregate Outstanding Amounts at all times at an amount less than or equal to $5,000,000 and (B) to maintain the Aggregate Exposure at all times at an amount less than or equal to $2,600,000. Such invoices shall be paid by Anacomp at least three (3) business days prior to the date on which the Outstanding Amounts or the Aggregate Exposure, as the case may be, would otherwise exceed the relevant amount set forth in the preceding sentence. Prior to July 1, 1997, Anacomp shall from time to time pay such invoices (beginning with the first invoice billed to Anacomp pursuant to this Agreement, and thereafter on a first in-first out basis) as are necessary (A) to maintain the aggregate Outstanding Amounts at all times at an amount less than or equal to $25,000,000 and (B) to maintain the Aggregate Exposure at all times at an amount less than or equal to $29,000,000. Such invoices shall be paid by Anacomp at least three (3) business days prior to the date on which the Outstanding Amounts or the Aggregate Exposure, as the case may be, would otherwise exceed the relevant amount set forth in the preceding sentence. Notwithstanding the foregoing, on March 25, 1997, the limit for aggregate Outstanding Amounts was reduced from $25 million to $15 million, and on February 11, 1998, to $5 million.

               (iii) Upon the written request of any party not subject to termination by the other party pursuant to Section 14.1, the $2,600,000 limit set forth in Section 7.5(g)(ii)(B) shall be adjusted annually (to the nearest $100,000) to the extent that Anacomp's average monthly purchases hereunder during the previous twelve (12) months are greater or less than $2,600,000. Such adjustment shall be effective beginning on the first day of the month following such determination; PROVIDED, HOWEVER, that if Anacomp is required to adjust the $2,600,000 limit set forth in Section 7.5(g)(ii)(B) (or such lower amount if such limit has been previously adjusted downward pursuant to this
Section 7.5(g)(iii)) to an amount below $2,600,000 or the then existing limit, then Anacomp shall have 90 days to comply with any such adjustment. Prior to December 1, 1997, upon the written request of any party not subject to termination by the other party pursuant to Section 14.1, the $29,000,000 limit set forth in Section 7.5(g)(ii)(B) shall be adjusted annually (to the nearest $100,000) to the extent that Anacomp's average monthly purchases hereunder during the previous twelve (12) months are greater or less than $4,000,000. Such adjustment shall be effective beginning on the first day of the month following such determination; provided, however, that if Anacomp is required to adjust the $29,000,000 limit set forth in Section 7.5(g)(ii)(B) (or such lower amount if such limit has been previously adjusted downward pursuant to this
Section 7.5(g)(iii)) to an amount below $29,000,000 or the then existing limit, then Anacomp shall have 90 days to comply with any such adjustment.

               (iv) SKCA shall give Anacomp at least seven (7) days" prior written notice of each delivery of Products hereunder. Failure to give such notice shall not relieve Anacomp of its obligation to make payments hereunder.

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

               (v) From May 17, 1996 to December 1, 1997, on the Reorganization Effective Date, Anacomp will make a cash payment to SKC in an amount necessary to bring the aggregate Outstanding Amounts to an amount less than $25,000,000, as required by Section 7.5(g)(i) of the Agreement.

          (h) MANDATORY PREPAYMENT. Upon the refinancing or restructuring of substantially all of the debt currently outstanding under the Junior Loan Document, the aggregate Outstanding Amounts, Interest and Overdue Interest (as defined in Section 7.5(p)) owing under the Trade Credit Arrangement shall be mandatorily repaid and paid, as the case may be, and the Trade Credit Arrangement shall be terminated. Only normal trade credit may be extended thereafter, on the terms set forth in Section 7.4. From May 17, 1996 to December 1, 1997, notwithstanding anything to the contrary in this Section 7.5(h), for purposes of this Section 7.5(h), the plan of reorganization effective under the Bankruptcy shall not be deemed to constitute a refinancing or restructuring that would require mandatory prepayment, and shall not be a cause for termination of the Trade Credit Arrangement.

          (i) DEFERRED MATURITY DATE. Unless earlier prepaid, all amounts under the Trade Credit Arrangement, including without limitation Outstanding Amounts, Interest and Overdue Interest shall be fully paid on December 31, 2001 (the "Final Date"), which Final Date shall not be subject to any extension whatsoever regardless of whether this Agreement is renewed or extended beyond the Final Date pursuant to Section 2.2 or otherwise.

          (j) PAYMENT UPON TERMINATION. The due date for all invoices for the Products shall automatically be accelerated so that they will immediately become due and payable on the effective date of termination of the Trade Credit Arrangement or this Agreement (whether in accordance with its terms or by reason of default by either party), even if longer terms had been provided previously.

          (k) COLLATERAL AND NEGATIVE PLEDGE. (i) In order to induce SKCA to enter into this Agreement and to furnish to Anacomp the Trade Credit Arrangement, Anacomp granted to SKCA a first priority purchase money security interest under the applicable provisions of the Uniform Commercial Code (or other applicable law in the case of non-U.S. operations) in and to all of Anacomp's right, title and interest of the Products and work-in process, products, by-products, intangibles, accounts receivable or other proceeds of the Products sold under this Agreement, wherever located (collectively, the "Collateral") on the Collateral Perfection Date. The specific terms and conditions of this security interest shall be set forth in the Trade Credit Security Agreement and other similar documents for non-U.S. Collateral, together with the filing of financing statements as required under the Uniform Commercial Code or other applicable law. From the Effective Date to July 1, 1997, in order to perfect the security interest to be granted under the Trade Credit Security Agreement and other similar documents for non-U.S. Collateral, Anacomp shall sign, execute and deliver to SKCA for filing any and all financing statements, maintenance filings, extensions, renewals and other documents requested from time to time by SKCA or otherwise necessary to maintain SKCA's first priority security interest in the Collateral. Effective June 1, 1998, the Trade Credit and Security Agreement is deemed terminated, and SKC agrees that it shall sign, execute and deliver to Anacomp for filing any and all financing termination statements and other documents requested from time to time by Anacomp or otherwise necessary to release and terminate SKCA's first priority security interest in the Collateral.

               (ii) As used herein, the "Collateral Perfection Date" shall mean November 1, 1993, and with such additional terms as the parties may hereafter agree in writing.

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

               (iii) From the Effective Date to June 1,1998, so long as the Trade Credit Arrangement remains in effect, Anacomp agrees that it shall not grant any purchase money security interest (or the equivalent thereof) to any third party.

          (l) CONSENTS AND WAIVERS. On or before the Effective Date, Anacomp shall obtain and deliver to SKCA any consents or waivers that may be required under the Senior Loan Document with respect to the transactions contemplated hereby and by the Purchase Agreement

          (m) TAXES AND WITHHOLDING TAXES. All taxes, withholding taxes, imposts, penalties, fines and other amounts or deductions (collectively, the "Taxes") imposed upon any Outstanding Amounts, or Interest or Overdue Interest (other than taxes on the net income of SKCA) shall be the full responsibility of and shall be paid by Anacomp, and all payments to SKCA pursuant to this Section
7.5 shall be made free from such Taxes, and shall be grossed up to the extent that SKC is required to make any payment of Taxes from any payment of Outstanding Amounts, Interest or Overdue Interest made by Anacomp hereunder. Anacomp shall indemnify, hold harmless and reimburse SKCA fully for any of such Taxes which SKC is required to pay. The obligations under this Section 7.5(m) shall survive the termination, cancellation, rescission or annulment of this Agreement.

          (n) SPECIAL REPRESENTATIONS AND WARRANTIES. (i) Anacomp hereby represents and warrants that (A) it is a corporation duly organized in the State of Indiana and has made all filings necessary with the Secretary of State of the State of Indiana in order to obtain a certificate of existence and it is qualified to do business in all states or jurisdictions where the failure to be so qualified would have a material adverse effect on Anacomp's business, (B) it has taken all corporate action necessary or required in order to execute, issue and deliver this Agreement, the Purchase Agreement, the Security Agreements and the other documents referred to herein or therein (the "Documents"), (C) no provision of any material agreement to which Anacomp is a party is in default or will be with the lapse of time in default or accelerated as a result of any provision of the Documents or the carrying out of any of the transactions contemplated by the Documents, (D) the information previously provided to SKC with respect to Anacomp's cost of producing Coated Microfilm Products in Fiscal Years 1990, 1991 and 1992 is true and correct in all material respects and not misleading in any material respect, (E) it has obtained all material government permits, consents, approvals or licenses and delivered such notices as shall be required or necessary under applicable laws, regulations or orders affecting or applicable to Anacomp, (F) there are no pending or, to the knowledge of Anacomp, threatened actions or proceedings which individually or in the aggregate would have a material adverse effect on Anacomp's business, (G) there are no security interests affecting its property other than those in favor of the Lenders (or Trustee and Security Holders) under the Senior Loan Document and liens permitted under Section 5.1 of the Senior Loan Document, and (H) the information previously provided to SKC with respect to Anacomp's polyester purchase obligations is true and correct in all material respects and not misleading.

               (ii) Each use of the Trade Credit Arrangement by Anacomp shall be deemed to be a representation and warranty to SKC that such transaction will not result in a violation of any provision of the Junior Loan Document.

          (o) NON-SUBORDINATION. No amount of the Trade Credit Arrangement shall be subordinated or made expressly inferior to any other obligation of Anacomp. SKCA shall not be required to enter into any subordination, intercreditor, waiver or relinquishment of rights agreement which would or could effect a subordination of payments or the enforcement of its rights under this Agreement or applicable law.

          (p) OVERDUE INTEREST. Anacomp shall pay interest on any amount not paid when due under this Agreement ("Overdue Interest") at the lower of (a) Five Percent (5%) over the Interest Rate or Reduced Interest Rate, as the case may be, or (b) the highest rate permitted by applicable law.

          (q) REPORTING REQUIREMENTS. During the term of this Agreement, Anacomp shall furnish and supply to SKCA any and all reports, financial statements, public Securities and Exchange Commission filings and other documents furnished or supplied to Anacomp's lending institutions. SKCA shall receive copies of any amendments, waivers, alterations, new or restated agreements, instruments or other documents, including any notice of default or correspondence with respect to potential or alleged defaults, between Anacomp and any of the Lenders under the Senior Loan Document or the Junior Loan Document.

          (r) TRADE CREDIT ARRANGEMENT DEFAULT EVENT. The following shall constitute default events under this Section 7.5 and this Agreement:

               (i) Anacomp defaults in the payment of Interest or repayment of any Outstanding Amounts when the same become due and payable under the Trade Credit Arrangement or any other payment default occurs, and such default continues for a period of five (5) days after written notice to Anacomp thereof;

               (ii) Anacomp materially breaches this Agreement (including any representation or warranty), which breach has not been cured by the ninetieth (90th) day after notice of such breach by SKCA to Anacomp;

               (iii) Anacomp materially breaches any of the Security Agreements or other Documents, which breach has not been cured by the thirtieth
(30th) day after notice of such breach by SKCA to Anacomp;

               (iv) (1) Anacomp or any subsidiary of Anacomp fails to pay when due principal of or interest on indebtedness for borrowed money of Anacomp or such subsidiary with an aggregate principal amount of US$5,000,000 or (2) there occurs a default or defaults on indebtedness for borrowed money of Anacomp or any subsidiary of Anacomp, which results in the acceleration of the maturity of indebtedness for borrowed money with an aggregate principal amount of US$5,000,000 or more;

               (v) Anacomp or any subsidiary of Anacomp pursuant to or within the meaning of any Bankruptcy Law:

               (1) commences a voluntary case or proceeding for relief as a debtor under any Bankruptcy Law,

               (2) consents to the entry of an order for relief against it in an involuntary case or proceeding,

               (3) applies for, consents to or acquiesces in the appointment of or taking of possession by a Custodian of it or for all or substantially all of its respective property,

               (4)  makes a general assignment for the benefit of its creditors,

               (5) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it,

               (6) admits in writing its inability to pay its debts as they become due, or

               (7) takes any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing;

               (vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

               (1) seeks relief against Anacomp or any subsidiary of Anacomp, in an involuntary case or proceeding,

               (2) appoints a Custodian of Anacomp or any subsidiary of Anacomp, or for all or substantially all of its respective properties, or

               (3) orders the liquidation of Anacomp or any subsidiary of Anacomp; and in each case the order or decree remains unstayed and in effect for sixty (60) days;

               (vii) final judgments for the payment of money, which judgments in the aggregate exceed US$5,000,000 and are not adequately covered by insurance, reserved against or bonded for by a responsible bonding authority, shall be rendered against Anacomp or any majority-owned subsidiary of Anacomp by a court of competent jurisdiction and shall remain undischarged for a period (during which execution shall not be effectively stayed) of sixty (60) days after the date on which any period for appeals has expired and all rights of appeal have been denied;

               (viii) any non-monetary judgment or order shall be rendered against Anacomp or any of its majority-owned subsidiaries that has a reasonable likelihood of having a material adverse effect and either (1) enforcement proceedings shall have been commenced by any person upon such judgment or order or (2) there shall have been a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

               (ix) an event of default under the Senior Loan Document relating to the Employment Retirement Income Security Act of 1974 (or any successor legislation thereto) shall have occurred;

               (x)       there shall occur any Change in Control; or

               (xi) the Lenders under the Senior Loan Document shall assert that the entering into or performance of this Agreement by Anacomp constitutes a default under the Senior Loan Document, and such assertion has not been withdrawn within sixty (60) days. From May 17, 1996 to July 1, 1997, notwithstanding anything to the contrary set forth in this Section 7.5(r) or in this Agreement, as of the Reorganization Effective Date, SKC waives any event of default under this Section 7.5(r) (as now or at any time theretofore in effect) which was or could have occurred or been in existence and which was known to SKC on the date of execution hereof as a result of or in connection with the Bankruptcy, including a Change in Control event of default referred to in Section 7.5(r)(x), and none of such events shall constitute events of default under this Agreement. The foregoing shall not constitute a waiver of any event of default not known to SKC or a waiver of any event occurring after the date of execution hereof that may constitute an event of default under this Agreement.

          (s) TERMINATION UPON DEFAULT. Upon the occurrence of any default event under this Section 7.5, SKCA shall have the option to terminate this Trade Credit Arrangement and/or, if it so elects, this Agreement in its entirety, without limiting any other right, remedy or action SKCA may have against Anacomp or the Collateral; provided, however, that in the event of a default event pursuant to Section 7.5(r)(x), SKC shall be permitted to terminate the Trade Credit Arrangement but this Agreement shall continue in full force and effect, unless this Agreement is otherwise in default by Anacomp. If SKCA terminates the Trade Credit Agreement, all amounts owing pursuant to the Trade Credit Arrangement and all other invoices of SKCA relating to Products sold hereunder shall immediately become due and payable as of the date of such acceleration.

          (t) EXPENSES. Anacomp shall pay all reasonable out-of-pocket expenses incurred by SKCA following the date upon which this Agreement is executed, including reasonable fees and disbursements of its attorneys, in connection with any matters relating to the Trade Credit Arrangement and the Collateral, including without limitation any such amounts incurred in connection with the collection or enforcement proceedings hereunder or in connection with any revision, amendment, restatement or novation of the Documents or any one of them, or in connection with the maintenance, filing, monitoring, perfection and other action related to the Collateral. From May 17, 1996 to July 1, 1997, this obligation includes the reimbursement by Anacomp to SKC of reasonable fees paid to SKC's attorneys in connection with the Bankruptcy. Anacomp has agreed that the amount of such fees incurred through April 30, 1996, amounting to approximately $185,000, is reasonable and will be paid upon presentation of invoice following the Reorganization Effective Date.

          (u) GENERAL INDEMNITY. Anacomp hereby agrees to indemnify, protect, save, and keep harmless SKCA and its suppliers or contractors and each of their respective shareholders, officers, directors, employees and agents, or any of their respective successors or assigns (collectively the "Indemnitees"), from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses and disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against any Indemnitee in any way relating to or arising out of the Trade Credit Arrangement.

          (v) PAYMENT OBLIGATIONS ABSOLUTE. The obligations of Anacomp to make payments under the Trade Credit Arrangement and this Section 7.5 are absolute notwithstanding (a) the invalidity, illegality or unenforceability of the supply or manufacture provisions of this Agreement, (b) the termination, rescission or amendment of the Purchase Agreement, (c) the existence of indebtedness or other obligations of any Indemnitee to Anacomp, (d) the failure of SKCA to perform its obligations under provisions of this Agreement other than this Section 7.5, (e) the amendment, waiver or revision of the provisions of the Documents other than this Section 7.5, or (f) any other event or thing, whether similar or dissimilar to the foregoing.

          (w) PAYING INTEREST AFTER BANKRUPTCY. "From May 17, 1996 to July 1, 1997, on the Reorganization Effective Date, Anacomp will pay all interest due to SKC pursuant to Sections 7.5(d) and

7.5(p) of the Agreement. Attached hereto as Schedule I is a statement of all such outstanding interest due to SKC through April 30, 1996.

     8.   SHIPMENT AND DELIVERY.

          8.1 SHIPMENT AND RISK OF LOSS. All Microfilm Products shall be shipped by SKC to the Sunnyvale Warehouse for unloading by SKC. Title and risk of loss of Microfilm Products for Anacomp customers shall pass to Anacomp when they are delivered to Anacomp at the Sunnyvale Warehouse. Title and risk of loss of Microfilm Products for SKC's customers shall never pass to Anacomp. If Anacomp orders Magnetic Base Products hereunder for its U.S. or European facility, then such Magnetic Base Products shall be shipped F.O.B. such U.S. facility or C.I.F. such European facility, as the case may be.

          8.2 PACKING AND SHIPMENT LIST. SKC agrees to pack all Products for delivery to Anacomp and provide shipment lists in accordance with the procedures described on Exhibit F-12.

          8.3 DELIVERIES. SKC shall deliver the Microfilm Products at the Sunnyvale Warehouse, and Anacomp shall arrange for receipt thereof, as described in Exhibit F-10.

          8.4 MAINTENANCE OF INVENTORY. SKC agrees to maintain in its inventory at or near the Facility an amount equal to a three-week (prior to July 1, 1998, four-week) supply of Coated Microfilm Products and, (commencing July 1,
1998) beginning in Phase II, Microfilm Products, based on Anacomp's then current demand for such products, or such greater amount as SKC may determine to be necessary from time to time in order to meet its commitments to Anacomp in a timely manner.

          8.5 SUNNYVALE WAREHOUSE FACILITY. (a) On or before the Effective Date, Anacomp shall, in cooperation and consultation with SKC, lease a warehouse facility for its own and SKC's use in Sunnyvale, California (or such other location as may be mutually acceptable to Anacomp and SKC) (the "Sunnyvale Warehouse"), which facility and related lease agreement shall be mutually acceptable to Anacomp and SKC. It is anticipated by the parties that upon the expiration of Phase I, SKC shall enter into a sublease with Anacomp covering a portion of the facility of approximately 30,000 square feet to be occupied by SKC after the Effective Date and used for the storage of Products. The terms and conditions of the sublease between Anacomp and SKC shall be, in all respects, the same as the terms and conditions of the master lease agreement between Anacomp and the lessor as approved by SKC, and the parties shall negotiate in good faith an appropriate allocation of SKC's share of the operating expenses payable by Anacomp under such master lease agreement.

          (b) The parties shall commence and complete a Phase I transition in connection with the use of the Sunnyvale Warehouse Facility. In connection with Phase I and related to any and all sales of Microfilm Products under this Agreement including sales to Indirect Channels by SKC, Anacomp shall ship Products to such Indirect Channels from the Sunnyvale Warehouse Facility. The cost to be paid by SKC for such use of the Sunnyvale Warehouse operation shall be the 2.5% distribution fee. The Phase II sublease of the Sunnyvale Warehouse Facility in favor of SKC from Anacomp in connection with the rented space is attached hereto as Exhibit J.

          (c) Commencing at the end of Phase I the parties shall commence and complete a Phase II transition in connection with the use and leasing of the Sunnyvale Warehouse Facility. In connection with Phase II and related to any and all sales of Microfilm Products under this Agreement including sales to Indirect Channels by SKC, SKC shall arrange for the transportation of the Microfilm Products to be transported from its Pastoria facility and delivered to the Sunnyvale Warehouse Facility, and SKC shall ship the Microfilm Products to SKC's Indirect Channels from the Sunnyvale Warehouse Facility. The cost to be paid by SKC for such use and leasing of the Sunnyvale Warehouse Facility shall be the pro rata rent on the Sunnyvale Warehouse Facility as set forth in the lease between Anacomp and the landlord of the Sunnyvale Warehouse Facility and to be set forth in the sublease between SKC and Anacomp. Phase II shall continue in effect, unless the parties mutually agree to terminate it in a writing executed by the parties hereto.

     9.   PRODUCT SPECIFICATIONS AND MODIFICATIONS.

          9.1 SPECIFICATIONS AND MODIFICATIONS. SKC represents and warrants that the Products will on the date of delivery to Anacomp conform to the Specifications listed in Exhibit C. With Anacomp's consent, SKC may, from time to time after the Effective Date, modify the Specifications (including engineering changes which affect the Product configurations) or create enhancements to the Products providing additional features, functions or performance capabilities, and shall provide Anacomp with sixty (60) days prior written notice of any such Specification modification or enhancement. Any such Specification modification or enhancement created by SKC shall remain the exclusive property of SKC; provided, however, that SKC shall grant Anacomp a perpetual, nonexclusive, royalty-free license on the use thereof, excluding the use of such modification or enhancement to manufacture Products in the Republic of Korea. All Products shipped after the effective date of any Specification changes shall conform to the changed Specification. In the event that any Specification modification or enhancement is approved by Anacomp and made in order to correct a deficiency in Product performance, Anacomp shall bear all costs associated with making such modification or enhancement. SKC will not make any Specification modification or enhancement without Anacomp's prior written approval.

          9.2 ANACOMP-REQUESTED MODIFICATIONS. Anacomp shall have the right to request modifications to the Products (including any modification that could result in a new part number), and SKC shall give due consideration to the requested modification and shall use its commercially reasonable best efforts to implement each such modification. If SKC agrees to implement the modification, then prior thereto SKC shall provide Anacomp with an estimate of the cost of the modification and SKC's proposed price for the modified Product. SKC and Anacomp shall then negotiate in good faith to reach an agreement on the price to be charged for the modified Product. In the event that the parties cannot agree on a price for the modified Product, or if SKC determines that the requested modification would not significantly improve the Product or would be impracticable to implement, then SKC shall not be obligated to make the requested modification and shall notify Anacomp of its decision not to implement the modification. Anacomp may then seek to have a third party manufacture the modified Product, subject to Anacomp continuing to meet the Product purchase obligations set forth in Section 5.

     10.  INTENTIONALLY DELETED.

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

     11.  WARRANTIES, DISCLAIMER AND LIMITATION ON DAMAGES.

          11.1 PRE-SHIPMENT TESTING. SKC shall conduct reasonable pre-shipment tests of the Products to ensure that the Products comply with the Specifications in all material respects in accordance with Anacomp's practices and procedures in effect prior to the Effective Date. SKC will retain such test results for a period of twelve (12) months from the delivery date of the tested Products. Any tested Products found not to materially comply with the Specifications will be replaced, and SKC will repeat the test procedures with respect to the replacement Products prior to shipment thereof to Anacomp.

          11.2 SKC'S WARRANTY FOR THE MAGNETIC BASE PRODUCTS (PRIOR TO JULY 1, 1997, "BASE PRODUCTS"). (a) WARRANTY. SKC warrants that it will deliver free and clear title to the Magnetic Base Products (PRIOR TO JULY 1, 1997, "BASE PRODUCTS"), subject only to SKC's security interest created pursuant to Section
7.5. Furthermore, notwithstanding the expiration or termination of this Agreement, SKC warrants that for a period of one hundred twenty (120) days from the time of delivery to Anacomp of the Magnetic Base Products (PRIOR TO JULY 1, 1997, "BASE PRODUCTS"), all such Magnetic Base Products (PRIOR TO JULY 1, 1997, "BASE PRODUCTS") will be free from defects in materials and manufacturing and will comply with Anacomp's Specifications in all material respects. At no time during the term of this Agreement shall SKC provide Anacomp with defective or nonconforming Magnetic Base Products (PRIOR TO JULY 1, 1997, "BASE PRODUCTS") returned due to manufacturing defects in excess of fifteen percent (15%) of the total amount of Magnetic Base Products (PRIOR TO JULY 1, 1997, "BASE PRODUCTS") purchased by Anacomp in any Contract Year.

               (b) REMEDIES FOR NONCONFORMANCE WITH THE WARRANTY. If any of the Magnetic Base Products (PRIOR TO JULY 1, 1997, "BASE PRODUCTS") do not conform to the warranty set forth in Section ll.2(a) during the warranty period, then SKC's sole liability and obligation under the warranty shall be to pay for the expense of returning the Magnetic Base Products (PRIOR TO JULY 1, 1997, "BASE PRODUCTS") to SKC (with risk of loss in transit to be borne by SKC) and to replace the Magnetic Base Products (PRIOR TO JULY 1, 1997, "BASE PRODUCTS") within sixty (60) days of Anacomp's notifying SKC of such nonconformance, at SKC's expense (including payment of shipping costs) and risk. Anacomp shall repackage the defective Magnetic Base Products (PRIOR TO JULY 1, 1997, "BASE PRODUCTS") that Anacomp returns to SKC in accordance with the repacking specifications that SKC provides to Anacomp. Anacomp shall reimburse SKC, within ten (10) days of SKC's invoice date, for shipment expenses and testing costs for any Magnetic Base Products (PRIOR TO JULY 1, 1997, "BASE PRODUCTS") rejected by Anacomp that SKC subsequently determines were in compliance with the Specifications.

          11.3 SKC'S WARRANTY FOR THE MICROFILM PRODUCTS. (a) WARRANTY. Notwithstanding the expiration or early termination of this Agreement, SKC warrants that it will deliver free and clear title to the Microfilm Products, subject only to SKC's security interest created pursuant to Section 7.5. Furthermore, notwithstanding the expiration or early termination of this Agreement, SKC warrants that for a period of (i) one (1) year from the time of delivery to Anacomp in the case of Diazo Microfilm Products, and (ii) eighteen
(18) months from the time of delivery to Anacomp in the case of Vesicular Microfilm Products, all of such Microfilm Products will be free from defects in materials, manufacturing and the manner in which the base microfilm is coated and will comply with Anacomp's Specifications in all material respects; provided, however, that this warranty shall not apply to ordinary wear and tear or if any such Microfilm Products have been improperly stored or otherwise used in an improper manner. At no time during the term of this Agreement shall SKC provide Anacomp with defective or nonconforming Microfilm Products returned due to manufacturing defects in excess of 15% of the total amount of Microfilm Products purchased by Anacomp in any Contract Year.

          (b) REMEDIES FOR NONCONFORMANCE WITH THE WARRANTY. If any of the Microfilm Products do not conform to the foregoing warranty during the warranty period, then SKC's sole liability and obligation under the warranty will be to pay for the expense of returning the Microfilm Products to SKC (with risk of loss in transit to be borne by SKC) and to replace the Microfilm Products within sixty (60) days, at SKC's expense (including payment of shipping costs) and risk or, if such Microfilm Products are not replaced within sixty (60) days, on request to credit Anacomp's account for the value of such Microfilm Products (including payment of shipping costs). Anacomp will repackage the defective unconverted Products that Anacomp returns to SKC in accordance with the packing specifications that SKC provides to Anacomp. Defective Converted Microfilm Products will be returned to SKC in the packaging in which such Products were returned by Anacomp's customers. Anacomp will reimburse SKC, within ten (10) days of SKC's invoice date, for shipment expenses and testing costs for any Microfilm Products rejected by Anacomp that SKC subsequently determines were in compliance with the Specifications. If any Microfilm Products are returned by Anacomp by reason of defects or nonconformity, Anacomp will use its best efforts to sell such defective or nonconforming Microfilm Products within one hundred twenty (120) days after notice from SKC as to the availability thereof for sale. If such defective or nonconforming Microfilm Products have not been sold within such period, SKC may sell such defective or nonconforming Microfilm Products to any third party subject to the applicable restrictions set forth in Section 3.2.

          (c) END-USER WARRANTY. Anacomp will provide a warranty (co-extensive with the warranty provided to Anacomp by SKC pursuant to paragraph (a) above) to the initial end-user customer of the Microfilm Products. Anacomp's obligation under this warranty will be to provide for the replacement of the defective or nonconforming Microfilm Products. SKC shall have no liability to the initial end-user customer or any other user of the Microfilm Products under this Agreement.

          (d) AUTHORIZATION OF RETURNS. Anacomp will consult with SKC regarding, and SKC will authorize and advise the appropriate time and procedures for, return of defective or nonconforming Products to SKC.

          11.4 CREDIT FOR FIELD SCRAP. Notwithstanding the provisions of Sections 11.2(b) and 11.3(b), Anacomp shall not be required to return to SKC Products claimed by Anacomp's customers to be defective or non-conforming if the price of such Products does not exceed $250 per incident, but will scrap such Products in the field in each Contract Year and SKC shall issue a credit therefor up to a maximum of $15,000. Any defective Products scrapped in the field in excess of $15,000 in each Contract Year shall be for Anacomp's account.

          11.5 DISCLAIMER. THE FOREGOING WARRANTIES AND REMEDIES ARE THE SOLE AND EXCLUSIVE WARRANTIES AND REMEDIES GIVEN BY SKC IN CONNECTION WITH THIS AGREEMENT, EXPRESS OR IMPLIED, AND SKC DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NO AGENT OF SKC IS AUTHORIZED TO ALTER OR EXCEED THE WARRANTY OBLIGATIONS OF SKC SET FORTH HEREIN.

          11.6 LIMITATIONS OF LIABILITY AND TIME TO SUE. ANACOMP ACKNOWLEDGES AND AGREES THAT THE PURCHASE PRICE FOR THE PRODUCTS THAT SKC IS CHARGING HEREUNDER DOES NOT INCLUDE ANY CONSIDERATION FOR

ASSUMPTION BY SKC OF THE RISK OF ANACOMP'S CONSEQUENTIAL OR INCIDENTAL DAMAGES WHICH MAY ARISE IN CONNECTION WITH ANACOMP'S USE OF THE PRODUCTS. ACCORDINGLY, ANACOMP AGREES THAT SKC WILL NOT BE RESPONSIBLE TO ANACOMP FOR ANY LOSS-OF-PROFIT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OR RESALE OF THE PRODUCTS, EVEN IF SKC HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT SKC SHALL BE RESPONSIBLE FOR SUCH COSTS AND EXPENSES ARISING IN CONNECTION WITH ANY INFRINGEMENT OR ALLEGED INFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS, TO THE EXTENT SET FORTH IN SECTION 12.1. IN NO EVENT WILL SKC'S LIABILITY IN CONNECTION WITH THE PRODUCTS OR THIS AGREEMENT EXCEED AMOUNTS PAID TO SKC BY ANACOMP HEREUNDER, EXCEPT IN THE EVENT OF INDEMNIFICATION, WHICH SHALL HAVE NO LIMITATION. THESE LIMITATIONS APPLY TO ALL CAUSES OF ACTION IN THE AGGREGATE, INCLUDING WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, SKC'S NEGLIGENCE, STRICT LIABILITY, FRAUD, MISREPRESENTATION AND OTHER TORTS.

     12.  INDEMNIFICATION.

     12.1 INFRINGEMENT OF PROPRIETARY RIGHTS BY SKC. SKC represents and warrants that the Products supplied by SKC to Anacomp will not directly or indirectly violate or infringe any agreement with a third party or any copyright, patent, trade secret or proprietary right of a third party; PROVIDED, HOWEVER, that SKC makes no representation with respect to Products supplied by SKC in compliance with the Technology or Specifications. SKC hereby agrees to indemnify Anacomp against any damages, costs and expenses (including reasonable attorney's fees) incurred by Anacomp and arising out of any claim that the Products as supplied by SKC directly infringe any third party's patent, copyright, trade secret or proprietary right. SKC's obligation to indemnify Anacomp shall be subject to the following terms and conditions:

          (a) The obligation shall arise only if Anacomp gives SKC prompt notice of the infringement claim and grants SKC, in writing, exclusive control over the defense and settlement of such claim;

          (b) The obligation shall not cover any claim that the Products infringe any third party's rights as used in combination with any products not supplied by SKC, if that claim could have been avoided by the use of the Products in combination with other products;

          (c) If an infringement claim is asserted, or if SKC believes that one is likely, then SKC shall have the right, but not the obligation: (i) to procure a license from the person claiming or likely to claim infringement; (ii) to modify the Products, as necessary in order to eliminate any infringement, as long as modification for this purpose does not materially impair the operation thereof; or (iii) to accept the return of the Products subject to or likely to be subject to the claim and to refund to Anacomp the price paid for the Products, reflecting any quantity or other discounts granted to Anacomp; and

          (d) SKC shall have no obligation to indemnify Anacomp for claims arising from SKC's use of the Technology or Specifications.

          12.2 INDEMNIFICATION BY ANACOMP. Anacomp hereby agrees to indemnify SKC to the same extent provided in Section 12.1 in the event that any claim against SKC results from SKC's use of or is based upon Anacomp's Technology or Specifications.

          12.3 LIMITATION ON INDEMNIFICATION. SECTIONS 12.1 AND 12.2 STATE THE EXCLUSIVE OBLIGATIONS OF THE PARTIES WITH RESPECT TO CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND IN CONNECTION WITH THE PRODUCTS.

          12.4 SPECIAL INDEMNIFICATION BY ANACOMP. Anacomp agrees to indemnify SKC against any damages, costs and expenses (including reasonable attorney's fees) incurred by SKC arising out of any claim by Hoechst Celanese or by employees of Anacomp with respect to the entering into of this Agreement and the other Documents or the carrying out of any of the transactions contemplated hereby and thereby.

     13.  PROTECTION OF CONFIDENTIAL INFORMATION.

          13.1 NONDISCLOSURE. The parties hereto acknowledge and agree that in connection with the services to be provided hereunder each shall have access to Confidential Information of the other party. Each party agrees (i) to hold the Confidential Information of the other party in strict confidence, (ii) not to make use of any Confidential Information of the other party other than as necessary in the performance of this Agreement, and (iii) to disclose the Confidential Information of the other party only to its full-time employees and/or consultants requiring such Confidential Information in order to perform this Agreement, and who have undertaken written obligations of confidentiality and limitation of use consistent with this Agreement.

          13.2 SECURITY PRECAUTIONS. Each party shall institute internal operating procedures to assure limited access and use of such Confidential Information consistent with this Agreement, and shall exercise due care to monitor and assure compliance with this Agreement.

          13.3 COORDINATION OF PUBLICITY. The parties shall consult with each other prior to issuing public announcements or other publicity in connection with the transactions contemplated herein. It is understood that Anacomp does not currently intend to file this Agreement or a summary hereof with the Securities and Exchange Commission. In the event that such filings may hereafter be considered or required, Anacomp shall first consult with SKC and shall use its best efforts to keep all sensitive business information regarding such transactions confidential.

          13.4 SURVIVAL OF OBLIGATIONS. Each party's nondisclosure and confidentiality obligations set forth in this Section 13 shall survive termination of this Agreement for any reason and shall remain in effect for so long as the owner of the Confidential Information is entitled to protection of its rights under applicable law. The obligations of SKC set forth in this
Section 13 shall also extend to any subsidiaries of SKCA or SKCL.

     14.  TERMINATION.

          14.1 GROUNDS FOR TERMINATION.  This Agreement may be terminated:

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

          (a) By SKC, in its discretion, upon a default under the Trade Credit Arrangement as defined in Section 7.5(r); or

          (b) By SKC, on or after the fifth (5th) day after written notice of any other payment default under this Agreement; or

          (c) By either party, on or after the ninetieth (90th) day after either party gives the other written notice of a material breach by the other of any other term or condition of this Agreement, unless the breach is cured before such ninetieth (90th) day; or

          (d) By either party, at any time after the occurrence of a Credit Event with respect to the other party. A Credit Event shall be deemed to have occurred with respect to a party if (1) such party or any subsidiary of such party pursuant to or within the meaning of any Bankruptcy Law: (i) commences a voluntary case or proceeding for relief as a debtor under any Bankruptcy Law,
(ii) consents to the entry of an order for relief against it in an involuntary case or proceeding, (iii) applies for, consents to or acquiesces in the appointment of or taking of possession by a Custodian of it or for all or substantially all of their respective property, (iv) makes a general assignment for the benefit of its creditors, (v) consents to or acquiesces in the institution of a bankruptcy or an insolvency proceeding against it, (vi) admits in writing its inability to pay its debts as they become due, or (vii) takes any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing; or (2) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) seeks relief against such party or any subsidiary of such party, in an involuntary case or proceeding, (ii) appoints a Custodian of such party or any subsidiary of such party, or for all or substantially all of its respective properties, or (iii) orders the liquidation of such party or any subsidiary of such party, and in each case the order or decree remains unstayed and in effect for sixty (60) days.

          14.2 EFFECT OF TERMINATION BY SKC. Upon termination of this Agreement by SKC pursuant to Section 14.1:

          (a) all amounts owing to SKC under this Agreement, whether pursuant to the Trade Credit Arrangement or otherwise, shall become immediately due and payable, and shall bear Overdue Interest from the date of termination until payment in full;

          (b) SKC's obligation, if any, to deliver Products or to give or continue further financial accommodation to Anacomp hereunder shall immediately terminate;

          (c) SKC shall have the right to enforce its rights and remedies under this Agreement, the Purchase Agreement, the Security Agreements and the other Documents, in addition to all other rights or remedies provided by law; and

          (d) Anacomp shall purchase all Microfilm Products in SKC's inventory within thirty (30) days of termination in the event of a termination pursuant to Sections 14.1(c) or (d) and immediately upon the occurrence of a termination pursuant to Section 14.1(a) or (b).

          (e) From May 17, 1996 to July 1, 1997, for purposes of this Section 14.2, the Bankruptcy will not be a valid cause for SKC to terminate this Agreement pursuant to Section 14.1."

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

          14.3 LIABILITY AND OTHER REMEDIES. Neither party shall be liable for damages of any kind as a result of exercising its right to terminate this Agreement according to its terms, and termination will not affect any other right or remedy of either party.

          14.4 LEGAL FEES AND OTHER COSTS. Should any action be brought by any party to enforce its rights under this Agreement, the prevailing party shall be entitled to recover in addition to any other damages it might claim, all of its reasonable attorneys" fees and costs incurred in connection with such claim, the enforcement and collection of any judgment relating thereto, all appeals thereof and actions to recover the attorneys' fees and expenses permitted under this
Section 14.4.

          14.5 EQUIPMENT MALFUNCTION. From the Effective Date and ending on July 1, 1997, notwithstanding any other term of this Agreement, if as a result of any malfunction of the coating and converting equipment at the Facility occurring within six (6) months after the Effective Date SKC is unable to meet its supply obligations hereunder, SKC shall at its own expense exercise commercially reasonable best efforts to repair such malfunction promptly but such failure shall not constitute a default by SKC under this Agreement unless such equipment malfunction was the direct result of the gross negligence or willful misconduct of SKC.

          14.6 YEAR 2000. SKC hereby represents and warrants that the products and their related manufacturing processes are not date sensitive and shall perform and operate in accordance with their specifications and without ambiguity with respect to century before, during and after the year 2000, including leap years.

     15.  MISCELLANEOUS.

          15.1 COMPLIANCE WITH LAWS. SKC and Anacomp shall each comply with all national, federal, state, and local laws, ordinances, rules and regulations applicable to the manufacture and sale of the Products and/or the performance of the services required hereunder. SKC agrees to indemnify, defend and hold Anacomp harmless from any loss, damages or costs arising from or caused in any way by SKC's actual or alleged violation of any national, federal, state or local laws, ordinances, rules and regulations, including but not limited to national, federal, state and local environmental and health and safety laws and anti-dumping laws; provided, however, that SKC shall have no obligation to indemnify Anacomp for any such claim arising from SKC's use of the Technology to manufacture and deliver Products in accordance with the Specifications hereunder.

          15.2 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, the Purchase Agreement, the Security Agreements and the other Documents constitute the entire agreement between the parties with respect to the subject matter hereof, and, effective as of the Effective Date, shall supersede all prior agreements, oral or written, and all other communications relating to the subject matter hereof including the 1992 Agreement, the MSA, the Purchase Agreement and the Agreement in Principle. Except for the representations expressly made in this Agreement, the Purchase Agreement, the Security Agreements and the other Documents, neither party is relying on any representation, written or oral, of the other party. No amendment or modification of any provision of this Agreement shall be effective unless it is set forth in a writing that purports to amend this Agreement and is executed by both parties hereto.

          15.3  SUBCONTRACTING; NO ASSIGNMENT.  Except as provided in this
Section 15.3, SKC shall not subcontract any portion of the manufacture of the Products without Anacomp's prior written consent, which consent shall not be unreasonably withheld. Either party may assign this Agreement and delegate its duties hereunder to a wholly-owned subsidiary or to the surviving entity in a merger or consolidation in which it participates or to a purchaser of substantially all of its assets, if the assignee agrees in writing to be bound by the terms and conditions hereof. Subject to the foregoing, neither party shall sell, transfer, assign or subcontract any right or obligation hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, SKCA or SKCL may subcontract with any majority-owned subsidiary; provided, however, such action shall not relieve SKCA or SKCL of its obligations hereunder. Any act in derogation of the foregoing shall be null and void; provided, however, that any assignment shall not relieve the assigning party of its obligations under this Agreement.

          15.4 FORCE MAJEURE. (a) Neither party hereto shall be liable for any delay in the performance of this Agreement caused by labor or student strikes, civil unrest, war, act of God, embargo, fire, flood, earthquake, explosion, or other similar causes beyond its control and generally accepted by international practice as force majeure; PROVIDED, HOWEVER, if such delays continue for one hundred twenty (120) days, the other party shall have the option, exercisable by written notice to the party affected by such force majeure event, to cancel all or any portion of orders placed hereunder and to terminate this Agreement. In the event such delays continue for thirty (30) days, Anacomp shall be excused, to the extent appropriate, from its minimum quantity and percentage purchase obligations set forth in Section 5. In the event such delays continue for one (1) year, the party affected by such force majeure event shall have the option, exercisable by written notice to the other party, to terminate this Agreement. No event of force majeure shall excuse or delay any payment obligations under this Agreement.

          (b) Notwithstanding Section 15.4(a), in the event of civil unrest and labor or student strikes in the Republic of Korea, SKC shall remain liable to Anacomp for any damages arising out of its resulting inability to deliver the Products hereunder. Upon the occurrence of an event described in the preceding sentence affecting SKC, Anacomp shall, to the extent possible, utilize any inventory of the Products it may have on hand, and thereafter shall mitigate its damages by seeking to purchase substitute Products from a third party.

          (c) Upon the occurrence of national financial and/or currency disruption, or civil unrest or a labor or student strike in the United States or Wales (or any other jurisdiction in which Anacomp has a facility utilizing the Products) affecting Anacomp, Anacomp shall remain liable to SKC for any damages arising out of its resulting inability to meet its purchase obligations hereunder.

          15.5 GOVERNING LAW. (a) This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York (without regard to its rules of conflicts of law). Except as otherwise provided in Sections 5.3(d) and 7.2(b),the parties agree to submit to the exclusive jurisdiction of the state or federal courts within the County of New York, State of New York, U.S.A. (and to the jurisdiction of the state, federal or foreign courts within whose jurisdiction any collateral provided by Anacomp to SKC is located), for the resolution of any disputes hereunder.

          (b) This Agreement shall be subject to Incoterms (1990) and shall be governed, as applicable, by the trade provisions set forth therein. The
International Convention on the Sale of Goods shall not apply.    The 1974
Convention on the Limitation Period in the International Sale of Goods as amended by 1980 Protocol on the Limitation Period in the International Sale of Goods shall not apply.

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

          15.6 SEVERABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement shall remain in full force and effect.

          15.7 WAIVER. No waiver by either party to this Agreement, whether express or implied, of its rights under any provision of this Agreement, shall constitute a waiver of the party's rights under the provision at any other time or a waiver of any of its rights under any other provision of this Agreement. No failure by either party to this Agreement to take any action against any breach of this Agreement or default by the other party to this Agreement shall constitute a waiver of such party's right to enforce any provision of this Agreement or to take action against the breach or default or any subsequent breach or default by the other party.

          15.8 INJUNCTIVE RELIEF. The parties hereto acknowledge and agree that a breach by the other party of any of the terms and conditions of this Agreement may result in irrevocable harm to the non-breaching party for damages suffered. Both parties agree that in the event of such breach, the non-breaching party shall be entitled to injunctive relief or such other equitable remedies as a court of competent jurisdiction may provide. Nothing contained herein will be construed to limit the non-breaching party's right to any remedies at law, including the recovery of damages for breach of this Agreement.

          15.9 WAIVER OF JURY TRIAL. In the event of litigation involving any matter connected in any respect with this Agreement, the parties hereby waive the right to a trial by jury.

          15.10 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

          15.11 HEADINGS. The section and paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision of this Agreement.

          15.12 NOTICES. Any notice, demand, request or communication required or permitted to be made or given by either party under this Agreement (other than the purchase and confirmation orders and other communications described in
Section 15.13) shall be made in writing and shall be deemed to have been duly given or delivered if delivered personally or sent by telex, facsimile, telegram, express delivery service, or registered or certified mail, return receipt requested, with first class postage prepaid:

(a)  To Anacomp:

     Anacomp, Inc.
     12365 Crosthwaite Circle
     Poway, California 92064
     Attn:      Mr. Kevin M. O'Neill
                Senior Vice President
                Business Development and Strategy
     Fax:   858-679-8359

     and to:

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

     Anacomp, Inc.
     12365 Crosthwaite Circle
     Poway, California 92064
     Attn:      John D. Hart, Esq.
                Associate General Counsel
     Fax:   858-486-2060

(b)  To SKC:

     SKC Limited
     199-15, 2-ga Ulji-ro Chung-gu
     Seoul 100-192, Republic of Korea
     Attn: Mr. Yong Kyun Chang, President
     Fax: 82-2-752-9088 with a copy to:

     SKC America, Inc.
     850 Clark Drive
     Mount Olive, New Jersey
     Attn:      Mr. E. H. Kim
                President
     Telephone:  (973) 448-2302
     Fax:    (973) 347-8105

     and to:

     Gary Whitaker, Esq.
     General Counsel, SKC America, Inc.
     110 East 55th Street, 8th Floor
     New York, New York 10022
     Fax: (212) 906-8280

or to any other address that either party to this Agreement has last designated by notice to the other party. Any such notice, demand, request or communication shall be effective upon receipt.

          15.13 GENERAL CONTRACT ADMINISTRATION. Anacomp and SKC shall each appoint an administrator who will be responsible for the general administration of this Agreement, including but not limited to issuing Product purchase orders and confirmation notices of the same, scheduling Product manufacturing completion dates and Product delivery dates, and responding to technical inquiries from the other party hereto with respect to the Products to be manufactured and supplied hereunder. All purchase orders, confirmations of orders and the other notices and inquiries described herein shall be addressed to the respective administrators, and shall be forwarded in the manner described in Section 15.12. The name and address of the initial administrator for each party is as follows: (i) for Anacomp, Mr. Jim Hunt, 12365 Crosthwaite Circle, Poway, California 92064 and, for Magnetic Base Products, Mr. Gary Roth, 12365 Crosthwaite Circle, Poway, California 92064; and (ii) for SKC, Mr. Hojo Kim, 850 Clark Drive, Mount Olive, New Jersey 07828.

          15.14 ANACOMP AND SKC ACTING AS INDEPENDENT CONTRACTORS; EXPENSES. Each of Anacomp and SKC acknowledges and agrees that each party, in performing its obligations pursuant to
                                      46
this Agreement, is acting as an independent contractor, and is not to be considered or deemed to be an agent, employee, joint venturer or partner of the other party. Neither party has the authority to contract for or bind the other party in any manner and neither party shall represent itself as an agent of the other party or as otherwise authorized to act for or on behalf of the other party. No representative of a party to this Agreement shall have the status of an employee of the other party or any right to any benefits that the other party grants to its employees. Each party acknowledges that as an independent contractor, it is fully responsible for its federal, state, and local taxes and those of its employees. Each of the parties shall pay its own costs and expenses, including without limitation legal fees, incurred or to be incurred by it in negotiating and preparing this Agreement.

          15.15 OFFICIAL TEXT. This Agreement may for convenience be translated by SKC into the Korean language. However the parties agree that the English language version of this Agreement shall be deemed to be the official text for all purposes.

          15.16 EFFECTIVE DATE. Unless otherwise indicated, the amendments to the MSA shall come into effect as of the Effective Date of SARMSA, at which time the MSA shall be deemed to be superseded and shall automatically terminate. The remaining provisions of this Agreement shall come into effect as of the Effective Date, I.E., upon the Closing as defined in the Purchase Agreement; PROVIDED, HOWEVER, that the provisions of Article 4 with respect to technical cooperation and disclosure of Technology that by their terms call for performance prior to the Effective Date shall be effective as of the date of execution hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written, with this Agreement to be effective as described in Section 15.16 hereof.



                                   ANACOMP, INC.


                              By:  ___________________________________________
                                   Ralph W. Koehrer
                                   President and Chief
                                   Executive Officer
                                   Execution Date:____________________________


                                   SKC AMERICA, INC.


                              By:  ___________________________________________
                                   E. H. Kim
                                   President
                                   Execution Date:____________________________


                                   SKC LIMITED

                              By:  ___________________________________________
                                   Yong Kyun Chang
                                   President
                                   Execution Date:____________________________

SCHEDULE D

                       EXCEPTIONS TO DISTRIBUTION RESTRICTIONS


To:    SKC America, Inc.
       SKC Limited

From:  Anacomp, Inc.

Date:  __________________________

Re:  Exceptions to Distribution Restrictions


     Pursuant to the Second Amended and Restated Master Supply Agreement By and Among Anacomp, Inc., SKC America, Inc. and SKC Limited dated as of July 1, 1997 ("SARMSA"), and notwithstanding Sections 3.2(a)-(d) thereof, Anacomp hereby permits SKC to sell Microfilm Products to:

                                                    MR DATA
                                                    MICROFILM SHOPS/
                                                    MIKE REARDON
Capitalized terms used herein shall have the meanings given to them in the SARMSA. In all other respects, the provisions of the SARMSA are in full force and effect.

Anacomp, Inc.


By: ___________________________
Title: ________________________
Date: _________________________


Agreed and Accepted:


SKC America, Inc.

By: __________________________

SKC Limited

By: __________________________